[Exhibit 10.1]
Execution
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender
and
HAMILTON BEACH BRANDS, INC.,
as a Borrower
Dated as of: December 13, 2024

i

ii

SCHEDULES

Schedule 2.5	Fees
Schedule 3.1	Conditions Precedent to Initial Revolving Loans
Schedule 4.9	Environmental Matters
Schedule 4.15	ERISA
Schedule 4.16	Subsidiaries
Schedule 4.18	Inventory Locations
Schedule 5.1	Financial and Collateral Reporting
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.9	Existing Investments

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Request
iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of December 13, 2024 by and among HAMILTON BEACH BRANDS, INC., formerly known as Hamilton Beach/Proctor-Silex Inc., a Delaware corporation (“Parent”, and together with any other entity that may hereafter become party hereto as a Borrower, individually, a “Borrower” and collectively, “Borrowers”, as hereinafter further defined), any entity that may hereafter become party hereto as a Guarantor (individually, a “Guarantor” and collectively, “Guarantors”, as hereinafter further defined) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION
1.1Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the UCC).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or (b) changes in the method of accounting used by the Loan Parties, as elected by Parent (subject to the provisions of Section 1.2).
“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by Parent or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquiror” has the meaning set forth in the definition of “Acquisition.”
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries (each, an “Acquiror”) of all or substantially all of the assets of (or any division or business line of) any other Person (other than a Subsidiary of an Acquiror), or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person (other than a Subsidiary of an Acquiror).
“Adjusted Non-Seasonal Rate” means, on any date of determination during the period from December 1 of a given calendar year through and including July 31 of the subsequent calendar year, a percentage equal to the lesser of (a) seventy (70%) percent and (b) the percentage, which when multiplied by Eligible Inventory of the Borrowers, would yield an amount equal to the product of eighty-five (85%) percent multiplied by the Net Orderly Liquidation Value of the finished goods Inventory of the Borrowers.
“Adjusted Seasonal Rate” means, on any date of determination during the period from August 1 through and including November 30 of each calendar year, a percentage equal to the lesser of (a) seventy-five (75%) percent and (b) the percentage, which when multiplied by Eligible Inventory of the Borrowers, would yield an amount equal to the product of ninety (90%) percent multiplied by the Net Orderly Liquidation Value of the finished goods Inventory of the Borrowers.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of “Eligible Accounts” and Section 6.10: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or equivalent governing body of a Person, then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the U.K. Bribery Act 2010, and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which any member of the Loan Party Group is located or doing business.
“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any member of the Loan Party Group is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Inventory Percentage” means the advance rate established from time to time by Lender in its exercise of its Permitted Discretion. The initial Applicable Inventory Percentage on the Closing Date for Eligible Inventory included in the Borrowing Base shall be (a) for the period from December 1 of a given calendar year through and including July 31 of the subsequent calendar year, the Adjusted Non-Seasonal Rate and (b) for the period from August 1 through November 30 in any calendar year, the Adjusted Seasonal Rate. The Applicable Inventory Percentage shall be readjusted periodically by Lender, in its Permitted Discretion, based on each new Inventory Appraisal.

“Applicable Margin” means, with respect to SOFR Loans, 1.65% per annum, and, with respect to Base Rate Loans, 0% per annum.
“Authorized Person” means any one of the individuals identified as an officer of a Loan Party or any other individual identified by Parent in writing as an authorized person and authenticated through Lender’s electronic platform or portal in accordance with its procedures for such authentication.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.7.
“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Bank Product” means any one or more of the following financial products or accommodations provided by Lender or its Affiliates to Parent or any of its Subsidiaries: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) any Cash Management Services or (f) transactions under Hedge Agreements.
“Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party to Lender or any of its Affiliates pursuant to or in connection with a Bank Product and irrespective of whether for the payment of money, and whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus 1/2%, (b) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (b) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (c) the rate of interest announced, from time to time, within Lender at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Lender’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Lender may designate

(and, if any such announced rate is less than the Floor, then the rate determined pursuant to this clause (c) shall be deemed to be the Floor).
“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
“Benchmark” means, initially, Term SOFR, provided, that, if a Benchmark Transition Event, has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to the provisions of Section 2.7.
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by Lender and Parent as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated or bilateral credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender and Parent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or bilateral credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative of underlying markets; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the Benchmark Replacement Date will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a Benchmark Transition Event will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with Section 2.7 and (b) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to Section 2.7.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to Title IV of ERISA and for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers” means Parent and each other Person that at any time becomes a borrower under this Agreement. As of the Closing Date, Parent is the only Borrower.
“Borrowing Base” means, as of any date of determination, the result of:
(a)the sum of (i) eighty-five (85%) percent of the amount of Eligible Accounts of the Borrowers, plus (ii) solely during the period from February 1 through and including May 31 of each calendar year, an additional amount equal to the lesser of (x) five (5%) percent of the amount of Eligible Accounts of the Borrowers and (y) $2,500,000; plus
(b)the lesser of (i) $85,000,000 and (ii) the product of (A) the Applicable Inventory Percentage applicable on such date multiplied by (B) the Value of Eligible Inventory of the Borrowers as of such date; minus
(c)the aggregate amount of Reserves established by Lender.
“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base substantially in the form of Exhibit A (or such other form as may be approved by Lender), which is duly completed and delivered by or on behalf of Parent to Lender.
“Borrowing Request” means a written notice in the form of Exhibit C to this Agreement.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) expenditures made during such period to the extent made with the identifiable proceeds of (i) Indebtedness permitted under clause (c) of the definition of “Permitted Indebtedness”, or (ii) any sale or other disposition of fixed assets (so long as, in the case of this clause (ii), such proceeds are applied (or committed to be applied pursuant to a written purchase order or contract) within one year of such sale), (d) capitalized software development costs to the extent such costs are deducted from net earnings in connection with the calculation of Consolidated EBITDA for such period, (e) interest that relates to the construction of property and that is capitalized during the period of such construction, (f) expenditures during such period that are reimbursed by a third Person (excluding Parent or any of its Affiliates) and (g) expenditures made from insurance proceeds or condemnation awards.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, subject to Section 1.2.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP, subject to Section 1.2.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or unconditionally guaranteed by any state of the United States or any political subdivision or public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States, any state thereof or the District of Columbia, or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means (a) any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements and (b) payables finance and other supply chain financing arrangements, including any such arrangements involving the funding, advance or management of accounts payable.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that, notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.
“Change of Control” means the occurrence of any of the following events:
(a)any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 promulgated by the Commission under said Act), either directly or indirectly, of twenty-five percent (25%) or more of the total voting power of the outstanding Voting Stock of Holdings; provided, however, that the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other Person or group of Persons and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings;
(b)individuals who on the Closing Date constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors of Holdings or whose nomination for election by the stockholders of Holdings was approved by the Permitted Holders or by a vote of a majority of the directors of Holdings then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office; or
(c)(i) one hundred percent (100%) of the Equity Interests of Parent ceasing to be owned (directly or indirectly) by Holdings, or (ii) one hundred percent (100%) of the Equity Interests of any Loan Party (other than Parent) ceasing to be owned (directly or indirectly) by Parent, in each case other than to the extent permitted by Sections 6.3 and 6.4.
“Claim” has the meaning set forth in Section 10.3.
“Closing Date” means December 13, 2024.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Person in or upon which a Lien is granted, or is purported to be granted, by such Person to Lender under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, customs broker or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Lender.
“Commitment” means the commitment of Lender to make Revolving Loans under the Credit Facility. As of the Closing Date, the Commitment of Lender is $125,000,000.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B (or such other form as may be approved by Lender), which is duly completed (including all schedules thereto) and delivered by or on behalf of Parent to Lender.
“Compliance Period” means any period commencing on the date on which Excess Availability is less than $15,000,000 and ending on the date on which Excess Availability has been greater than or equal to $15,000,000 for thirty (30) consecutive days.
“Confidential Information” has the meaning set forth in Section 11.5.
“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government

Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment provisions, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Sections 2.5(d) and 2.7, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any applicable period of computation, without duplication, the sum of (a) Consolidated EBITDA for such period, plus (b) restricted stock awards and retention payments not to exceed $3,000,000 during such period.
“Consolidated Cash Taxes” means, for any applicable period of computation, the aggregate of all income taxes (including, without duplication, franchise and foreign withholding taxes and any state single business unitary or similar tax) of the Consolidated Group determined on a consolidated basis in accordance with applicable law and GAAP applied on a consistent basis for such period, to the extent the same are paid in cash during such period, net of all tax refunds and payments received in cash during such period.
“Consolidated EBITDA” means, for any applicable period of computation, without duplication, the sum of (a) Consolidated Net Income for such period, but excluding therefrom all extraordinary gains and losses determined in accordance with GAAP, plus (b) to the extent deducted in determining Consolidated Net Income for such period, but without duplication, the aggregate amount of (i) depreciation and amortization charges and expenses, (ii) aggregate Consolidated Interest Expense for such period, (iii) the aggregate amount of all income taxes reflected on the consolidated statements of income of Parent and its Subsidiaries for such period, (iv) non-recurring non-cash charges and expenses (including the cumulative effect of any Accounting Changes), net of cash charges for such period relating to non-recurring charges and expenses included in the computation of Consolidated EBITDA for any prior period, (v) accruals for long-term deferred compensation (net of cash payments of deferred compensation accrued in prior periods), (vi) non-cash charges relating to the mark to market provision for, the termination of, or terminated, Hedge Agreements, (vii) non-cash charges and expenses incurred pursuant to any management equity or equity-based plan or stock option plan or any other management or employee benefit plan or agreement or stockholders agreement, and (viii) fees, costs and expenses or charges incurred in connection with the consummation of any Permitted Acquisition or Permitted Investment, plus (c) charges, expenses and other items determined by Holdings and acceptable to Lender for such period, plus (d) the net income of any Person that is not a Subsidiary of Parent as a result of the application of the equity method of accounting (limited to the amount of net income that has actually been distributed to Parent or any of it Subsidiaries) and minus (e) to the extent included in determining Consolidated Net Income for such period, but without duplication, (i) non-recurring non-cash gains (including the cumulative effect of any Accounting Changes), net of cash received for such period relating to such gains included in the computation of Consolidated EBITDA for any prior period, (ii) non-cash gains resulting from any management equity or equity-based plan or stock option plan or any other management or employee benefit plan or agreement or stockholders agreement, and (iii) non-cash income relating to the mark to market provision for, the termination of, or terminated, Hedge Agreements.
“Consolidated Fixed Charges” means, for any applicable period of computation, without duplication, the sum of (a) all Consolidated Interest Expense and other fees and charges associated with Consolidated Funded Debt, to the extent paid in cash during the applicable period (other than the amortization of deferred financing fees and expenses included in Consolidated Interest Expense) plus (b) all Consolidated Scheduled Funded Debt Payments for the applicable period plus (c) cash dividends or other cash distributions made by Parent pursuant to Section 6.7 during the applicable period.
“Consolidated Funded Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Consolidated Group outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (subject to the proviso below), Capitalized Lease Obligations and obligations in respect of purchase money debt; provided that Consolidated Funded Debt shall not include Indebtedness in respect of (i) any Letter of Credit or any other letter of credit (or similar obligation), except to the extent of unreimbursed obligations in respect of any such drawn Letters of Credit or other letters of credit (provided that any unreimbursed thereof shall not be included as Consolidated Funded Debt until three (3) Business Days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be included in calculating Consolidated Funded Debt)), (ii) obligations under Hedge Agreements, and (iii) amounts with respect to Earn-Outs, holdbacks, deferred purchase price obligations or other similar obligations (except to the extent such obligations are due and owing and remain unpaid for five (5) Business Days).
“Consolidated Group” means Parent and all of its consolidated Subsidiaries whether direct or indirect and whether now owned or hereafter acquired.
“Consolidated Interest Expense” means, for any period, all interest expense of the Consolidated Group for such period, net of interest income for such period, all as determined in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income after taxes of the Consolidated Group for such period, as determined in accordance with GAAP.

“Consolidated Parties” means the members of the Consolidated Group, and “Consolidated Party” means any one of them.
“Consolidated Scheduled Funded Debt Payments” means, as of the date of determination, the sum of all scheduled payments of principal on Consolidated Funded Debt for the applicable period ending on such date (including the principal component of Capitalized Lease Obligations or under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product during the applicable period ending on such date).
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by a Loan Party, Lender, and the applicable securities intermediary (with respect to a securities account) or bank (with respect to a deposit account).
“Covered Entity” means any of the following:
(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning set forth in Section 11.7.
“Credit Facility” means the revolving credit facility established under this Agreement and pursuant to which Lender has committed to make Revolving Loans and other financial accommodations to the Borrowers subject to the terms hereof.
“Deposit Account” means any deposit account (as that term is defined in the UCC).
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent plus the interest rate otherwise applicable thereto, or in the case of the Letter of Credit Fee, two percent above the per annum rate otherwise applicable thereto.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.
“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary of Parent that is organized under the laws of the United States, any state thereof or the District of Columbia.
“Earn-Outs” means any portion of the purchase consideration which is payable in respect of any Permitted Acquisition after the closing date for such Permitted Acquisition.
“Eligible Accounts” means those Accounts created by a Borrower (other than the Wal-Mart Receivables until such time that Lender has determined that (x) the Receivables Purchase Agreements have been terminated and are no longer in force and affect and the Wal-Mart Receivables are no longer subject to their terms and (y) the Receivables Purchaser has released, and the Wal-Mart Receivables are free and clear of, all of its security interests, liens and other interests in and to the Wal-Mart Receivables) in the ordinary course of its business, that arise out of a Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Lender from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)Accounts that the Account Debtor has failed to pay within ninety (90) days of original invoice date or within sixty (60) days of the original due date or, solely in the case of Extended Term Accounts, within one hundred twenty (120) days of the original invoice date or thirty (30) days of the original due date, provided, that, Extended Term Accounts shall be included as Eligible Accounts in a face amount not to exceed in the aggregate (i) $3,000,000 for the period from February 1 through August 31 in any calendar year, and (ii) $6,000,000 for the period from September 1 through January 31 in any calendar year,
(b)Accounts owed by an Account Debtor (or its Affiliates) where fifty (50%) percent or more of all Accounts, exclusive of Extended Term Accounts, owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,
(d)Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e)Accounts that are not payable in Dollars,
(f)Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province or territory thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province or territory, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Lender (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Lender and is directly drawable by Lender, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Lender,
(g)Accounts with respect to which the Account Debtor is either (i) (A) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Lender, with the Assignment of Claims Act, 31 USC §3727), or (B) any state of the United States, or (ii) the Account Debtor is the government of Canada or any department, agency or instrumentality thereof to which Part VII of the Financial Administration Act (Canada) applies, or the government of a province or territory of Canada (or any department, agency or instrumentality thereof) in which legislation is in force which limits or restricts the assignment of Crown debts, unless the applicable Borrower has complied with the provisions of such Part (or such legislation, as the case may be) in respect of the assignment of such Account to Lender; except that, Accounts that would otherwise be excluded from Eligible Accounts pursuant to this clause (g) shall, in an aggregate face amount that does not at any time exceed $3,000,000, nonetheless be deemed and constitute Eligible Accounts,
(h)Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, but only to the extent of such claim, right, recoupment or setoff, or dispute,
(i)Accounts with respect to an Account Debtor (other than any Investment Grade Account Debtor) whose total obligations owing to the Borrowers exceed twenty (20%) percent (such percentage, as applied to a particular Account Debtor, being subject to reduction by Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, provided, that, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Lender based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j)Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(k)Accounts, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,
(l)Accounts that are not subject to a valid and perfected first priority Lender’s Lien,
(m)Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(n)Accounts with respect to which the Account Debtor is a Sanctioned Target,
(o)Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Borrowers of the subject contract for goods or services,
(p)Accounts if the sale of goods or the rendition of services giving rise to such Accounts is supported by a performance bond, surety bond or similar instrument, unless the issuer of such bond or instrument shall have waived any rights or interests in and to the Collateral pursuant to an agreement in form and substance reasonably satisfactory to Lender, or
(q)Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Lender (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
“Eligible In-Transit Inventory” means, as to any Borrower, those items of Inventory of such Borrower that do not qualify as Eligible Inventory solely because they are not in a location set forth on Schedule 4.18 or in transit among such locations and such Borrower does not have actual and exclusive possession thereof, but as to which,
(a)such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to a location set forth on Schedule 4.18,
(b)title to such Inventory has passed to such Borrower,
(c)such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Lender in its Permitted Discretion,

(d)such Inventory either:
(1)is the subject of a negotiable bill of lading governed by the laws of a state within the United States (x) that is consigned to Lender or one of its agents (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that either is (I) in the possession of Lender or a customs broker (in each case in the continental United States) that has executed and delivered a Collateral Access Agreement, or (II) the subject of a telefacsimile copy that Lender has received from the Underlying Issuer which issued the applicable Letter of Credit and as to which Lender also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to Lender or a customs broker (in each case, in the continental United States) that has executed and delivered a Collateral Access Agreement, or
(2)is the subject of a negotiable cargo receipt governed by the laws of a state within the United States and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Lender, or their respective agents) and such negotiable cargo receipt is (x) consigned to Lender or one of its agents (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, (z) that either is (I) in the possession of Lender or a customs broker (in each case in the continental United States) that has executed and delivered a Collateral Access Agreement, or (II) the subject of a telefacsimile copy that Lender has received from the Underlying Issuer which issued the applicable Letter of Credit and as to which Lender also has received a confirmation from such Underlying Issuer that such document is in-transit by air-courier to Lender or a customs broker (in each case, in the continental United States) that has executed and delivered a Collateral Access Agreement, and
(e)such Borrower has provided a certificate to Lender that certifies that, to the best knowledge of such Borrower, such Inventory meets all of such Borrower’s representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by such Borrower when it arrives in the continental United States and that the shipment as evidenced by the documents conforms to the related order documents.
“Eligible Inventory” means Inventory of a Borrower consisting of finished goods and Recertified Finished Goods (as defined below) held for resale in the ordinary course of a Borrower’s business that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion to address the results of any field examination or appraisal performed by Lender from time to time after the Closing Date. For the purposes of this definition, “Recertified Finished Goods” means finished goods Inventory that has been returned to a Borrower and that has undergone a recertification process for resale

(which process may include, among other things, re-packaging and/or replacement or addition of a component part of such returned Inventory). In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the applicable Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)a Borrower does not have good, valid, and marketable title thereto,
(b)a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Borrower),
(c)it is not located at one of the locations in the continental United States set forth on Schedule 4.18 to the Agreement (or in-transit from one such location to another such location), unless such Inventory is Eligible In-Transit Inventory,
(d)it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule 4.18 to the Agreement to another location set forth on Schedule 4.18 to the Agreement),
(e)it is located on real property leased by a Borrower or in a contract warehouse or in the possession or control of a third party, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor, warehouseman or other third party, as the case may be, or (ii) Lender has established a landlord Reserve in respect thereof, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided, that, notwithstanding the foregoing, during the period from the Closing Date through and including the date that is ninety (90) days after the Closing Date, inventory that would otherwise constitute Eligible Inventory located at the Specified Location shall not be excluded from Eligible Inventory solely by virtue of this clause (e),
(f)it is the subject of a bill of lading or other document of title, unless it is otherwise Eligible In-Transit Inventory,
(g)it is not subject to a valid and perfected first priority Lender’s Lien,
(h)it consists of goods returned or rejected by a Borrower’s customers,
(i)it consists of goods that are obsolete or slow moving, restrictive or custom items, raw materials, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds” (other than Recertified Finished Goods) or Inventory acquired on consignment,
(j)it is subject to third party trademark, licensing or other proprietary rights, unless Lender is satisfied that such Inventory can be freely sold by Lender on and after the occurrence of an Event of Default despite such third party rights, or

(k)it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Lender (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock or partnership, limited liability company or other equity ownership or profit interests or units, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
“Event of Default” has the meaning set forth in Section 8.1.
“Excess Availability” means, as of any date of determination, the amount, as determined by Lender, equal to the sum of (a) the Line Cap, minus (b) the aggregate outstanding principal amount of Revolving Loans plus the Letter of Credit Usage.
“Excluded Property” has the meaning set forth in the Security Agreement.
“Excluded Subsidiary” means (a) any CFC, (b) any Subsidiary that is disregarded for federal income tax purposes and owns all of the shares of Equity Interests of any CFC, (c) any Foreign Subsidiary, (d) any Immaterial Subsidiary, (e) any Subsidiary with respect to which Parent and Lender reasonably determine in writing the cost, burden or other consequences of such Subsidiary guaranteeing the Obligations shall be excessive in view of the benefits to be afforded to the Lender therefrom, (f) any Subsidiary that is not a wholly-owned Subsidiary on any such date such Subsidiary would otherwise be required to become a Loan Party pursuant to the requirements of Section 5.13 (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (g) any Subsidiary that is a special purpose vehicle and (h) any Subsidiary of any of the foregoing; provided, that, notwithstanding the foregoing, no Subsidiary shall be deemed an

Excluded Subsidiary hereunder unless such Subsidiary is also considered an Excluded Subsidiary (or similar analogous definition) for purposes of any Qualified Debt.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) due to such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes), (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan or Loan Document or (ii) Lender changes its lending office, (c) Taxes attributable to such recipient’s failure to provide any document or form necessary to allow any payment to be made without, or at a reduced rate of, withholding and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Agent” has the meaning set forth in the definition of “Existing Credit Agreement.”
“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of May 31, 2012, by and among Parent, certain Subsidiaries of Parent party thereto, Wells Fargo, as administrative agent (“Existing Agent”), and the lenders party thereto, as amended, supplemented, amended and restated, or otherwise modified, together with all agreements, documents and instruments entered into in connection therewith.
“Existing Loan Documents” means the Loan Documents (as defined in the Existing Credit Agreement).
“Existing Obligations” has the meaning set forth in Section 11.18(d).
“Extended Term Accounts” means Accounts created by a Borrower the invoice for which provides that payment is due more than sixty (60) days from the date of the original invoice but not more than one hundred-twenty (120) days from the date of the original invoice and which are not more than thirty (30) days delinquent after the original payment due date therefor.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or any Treasury Regulations or other administrative guidance promulgated thereunder or other official interpretations thereof, any intergovernmental or foreign financial institution agreement implementing the foregoing, and any official interpretation thereof.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below the Floor, then the rate determined pursuant to this definition shall be deemed to be the Floor).
“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (a) Consolidated Adjusted EBITDA less Unfinanced Capital Expenditures less Consolidated Cash Taxes to (b) total Consolidated Fixed Charges.
“Floor” means a rate of interest equal to 0% per annum.
“Foreign Subsidiary” means any Subsidiary of Parent that is not a Domestic Subsidiary.
“FTZ” means a foreign trade zone or special purpose sub-zone established by the U.S. Department of Commerce Foreign Trade Zone Board in accordance with the Foreign Trade Zone Act of 1934.
“FTZ Fees” has the meaning set forth in the definition of “Reserves.”
“Funding Losses” has the meaning set forth in Section 2.12(b).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificate of formation, by-laws, limited liability company agreement, operating agreement or other organizational or governing documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means each Person that at any time guarantees all or any portion of the Obligations. As of the Closing Date, there are no Guarantors.
“Guaranty” means any agreement providing for the guarantee by a Loan Party of the Obligations at any time executed and delivered by a Loan Party in favor of Lender.
“HBBHC” means Hamilton Beach Brands Holding Company, a Delaware corporation.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Holdings” means Hamilton Beach, Inc., a Delaware corporation.
“Immaterial Subsidiary” means any Domestic Subsidiary of Parent that is not a Material Subsidiary.
“Increased Reporting Period” means any period commencing on the date on which Excess Availability is less than $25,000,000 and ending on the date on which Excess Availability has been greater than $25,000,000 for any consecutive 30 day period thereafter.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning set forth in Section 9.2.
“Indemnified Person” has the meaning set forth in Section 9.2.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Inspection” has the meaning set forth in Section 5.7(a).
“Intellectual Property” means, as to each Loan Party, such Loan Party’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and servicemark applications (other than intent-to-use applications), and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to any of the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country or jurisdiction, together with all rights and privileges arising under applicable law with respect to any Loan Party’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark, or the license of any trademark or servicemark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.
“Intercompany Subordination Agreement” means an intercompany subordination agreement executed and delivered by each of the Loan Parties and the other parties thereto, the form and substance of which is reasonably satisfactory to Lender.
“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending one (1), three (3) or six (6) months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon Term SOFR from and including the first (1st) day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), such Interest Period shall end on the last Business Day of the calendar month that is one (1), three (3) or six (6) months after the date on which such Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
“Inventory” means inventory (as that term is defined in the UCC).
“Inventory Appraisal” means an appraisal of the Inventory performed by an appraiser selected by Lender, in form and substance reasonably satisfactory to Lender (which appraisal must expressly permit the Lender to rely thereon).
“Inventory Fees” has the meaning set forth in the definition of “Reserves.”
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“Investment Grade Account Debtor” means Amazon.com, Inc. (or its Affiliates), Wal-Mart, Target Corporation (or its Affiliates) and any other Account Debtor that is approved by Lender in its sole discretion, in each case, for so long as such Account Debtor maintains a Minimum Rating.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
“Lender” has the meaning set forth in the preamble to this Agreement.
“Lender Expenses” has the meaning set forth in Section 5.12.
“Lender Payment Account” means such account of Lender as Lender may from time to time designate in writing to Parent as the Lender Payment Account for purposes of the Loan Documents.
“Lender Representatives” has the meaning set forth in Section 11.5.
“Letter of Credit” has the meaning set forth in Section 2.3.

“Letter of Credit Fee” has the meaning set forth in Schedule 2.5.
“Letter of Credit Usage” means, as of any date, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, and (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Line Cap” means an amount equal to the lesser of (i) the Borrowing Base and (ii) the Maximum Credit.
“Loan Account” has the meaning set forth in Section 2.4(e).
“Loan Documents” means this Agreement, the Control Agreements, each Borrowing Base Certificate, each Security Agreement, each Guaranty, any note or notes executed by a Borrower in connection with this Agreement and payable to Lender, any Qualified Debt Intercreditor Agreement, any subordination agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party in connection with this Agreement (but specifically excluding any agreements evidencing Bank Products).
“Loan Manager Service” means Lender’s proprietary automated loan management program that may from time to time be entered into between a Borrower at such time and Lender.
“Loan Party” means any Borrower or any Guarantor. As of the Closing Date, Parent is the only Loan Party.
“Loan Party Group” means (a) each Loan Party, (b) the parent of each Loan Party, (c) any Affiliate or Subsidiary of any Loan Party, (d) any guarantor of the Obligations, (e) the owner of any collateral securing any part of the Obligations, and (f) any officer, director or agent acting on behalf of any of the parties referred to in items (a) through (e) with respect to the Credit Facility.
“Margin Stock” as defined in Regulation U of the Board of Governors, as in effect from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of Loan Parties to perform their obligations under the Loan Documents to which they are a party or of Lender’s ability to enforce the

Obligations or realize upon the Collateral (other than as a result of an action taken or not taken that is solely in the control of Lender), or (c) a material impairment of the enforceability or priority of the Liens of Lender with respect to all or a material portion of the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.
“Material Contract” means any written contract or other arrangement to which any Borrower or any of its Subsidiaries is a party as to which the breach, nonperformance, termination, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Material Subsidiary” means (a) each Borrower, and (b) each Subsidiary of a Loan Party that (i) owns at least 2.50% of the consolidated total assets of the Loan Parties and their Subsidiaries, (ii) generates at least 2.50% of the consolidated revenues of the Loan Parties and their Subsidiaries, (iii) is the owner of Equity Interests of any Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) is part of any group comprising Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries..
“Maturity Date” means December 13, 2029.
“Maximum Credit” means $125,000,000, as such amount may be decreased by the amount of reductions in the Commitment made in accordance with Section 2.13 of the Agreement.
“Minimum Rating” means a rating of “Baa3” or better from Moody’s Investor Services or a rating of “BBB-” or better from S&P.
“Mississippi State Bond Agreements” shall mean, collectively, the following documents (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Trust Indenture between Mississippi Business Finance Corporation and Hancock Whitney Bank, as Trustee, (b) Loan Agreement between Mississippi Business Finance Corporation and Parent, (c) Industrial Development Revenue Bonds, Series 2022 (Hamilton Beach Brands, Inc. Project) issued by the Mississippi Business Finance Corporation in the original principal amount of $15,000,000 and (d) all agreements, documents and instruments at any time executed and/or delivered by any Loan Party in connection with any of the foregoing.
“Moody’s” has the meaning set forth in the definition of “Cash Equivalents.”
“Net Orderly Liquidation Value” means the appraised orderly liquidation value of Eligible Inventory, net of all costs, fees and expenses of such liquidation as determined from time to time pursuant to an Inventory Appraisal.
“Obligations” means (a) all loans (including the Revolving Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency

Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to any Loan Account), obligations (including reimbursement and indemnification obligations with respect to Letters of Credit whether or not contingent), fees, expenses (and any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guarantees, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by any Loan Document and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due, and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations, provided, that, notwithstanding anything to the contrary contained herein, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Lender for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit Fee, fees (including fronting fees) and charges, (v) Lender Expenses, (vi) fees payable under any Loan Document, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Parent” has the meaning set forth in the preamble to this Agreement.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended).
“Payment Conditions” means, with respect to any transaction, (a) as of the date of any such transaction, and immediately after giving effect thereto, and for each of the thirty (30) days immediately preceding the date of such transaction, Excess Availability has been greater than or equal to $15,000,000, and (b) as of the date of any such transaction, and immediately after giving effect thereto, no Event of Default has occurred and is continuing.
“Permitted Acquisition” means any Acquisition so long as:
(a)as of the date of any such Acquisition and after giving effect thereto, no Default or Event of Default shall exist and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition has been approved by the board of directors or other individuals having equivalent fiduciary duties and authority of the Person whose Equity Interests or assets is (are) being acquired,
(b)no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness (other than pursuant to clauses (b), (l), (x), (z), (aa) or (bb) of the definition of “Permitted Indebtedness”) and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c)Parent has provided Lender with its due diligence package relative to the proposed Acquisition, including any financial diligence then available, and to the extent the proposed Acquisition is for a purchase price in excess of the Threshold Amount, forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis, in form reasonably satisfactory to Lender,
(d)Borrowers shall have Excess Availability in an amount equal to or greater than $15,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
(e)[reserved],
(f)Parent has provided Lender with written notice of the proposed Acquisition at least fifteen (15) Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition (or such lesser prior notice as Lender shall agree to in writing in the case of either of the foregoing notice periods), copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Lender,
(g)the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business permitted to be engaged in by the Borrowers and their Subsidiaries pursuant to the terms of the Agreement,

(h)[reserved],
(i)the subject assets or Equity Interests, as applicable, are being acquired directly by a Loan Party, and, in connection therewith, such Loan Party shall have complied with (or, within the time periods specified therein, will comply with) Section 5.10 or 5.13 of the Agreement, as applicable, and
(j)the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including all deferred payment obligations incurred in connection therewith) shall not exceed an amount equal to (a) up to $10,000,000 during any calendar year so long as the Payment Conditions are satisfied plus (b) the aggregate amount of net cash proceeds received by Parent from the sale or issuance (to the extent permitted under this Agreement) by Parent, or its direct or indirect parent, of Qualified Equity Interests for the purpose of paying the purchase consideration in connection with such Permitted Acquisition plus (c) an unlimited amount so long as the Specified Payment Conditions are satisfied.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
(a)sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business,
(b)sales of Inventory made in the ordinary course of business,
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
(d)[reserved],
(e)the granting of Permitted Liens,
(f)the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)any involuntary loss, damage or destruction of property,
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,

(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,
(k)(i) the lapse of registered patents, trademarks, copyrights and other Intellectual Property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other Intellectual Property rights in the ordinary course of business so long as, in each case under clauses (i) and (ii), such lapse or abandonment is not materially adverse to the interests of Lender,
(l)the grant of a nonexclusive license of any Intellectual Property owned by Parent and its Subsidiaries in the ordinary course of business consistent with past practice,
(m)the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,
(n)the making of Permitted Investments,
(o)(i) sales, leases, assignments, transfers and other dispositions among the Loan Parties, (ii) [reserved], (iii) sales, leases, assignments, transfers and other dispositions among the Consolidated Parties (other than the Loan Parties), and (iv) sales, leases, assignments, transfers and other dispositions from the Consolidated Parties (other than the Loan Parties) to the Loan Parties; provided, that, (A) if such transaction constitutes an Investment, such transaction is permitted under Section 6.9 of the Agreement and (B) to the extent of any security interests and lien of Lender with respect to such property prior to its sale or other disposition, the security interest and lien of Lender on such property shall continue in all respects and shall not be deemed released or terminated as a result of such sale or other disposition and Borrowers and Guarantors shall execute and deliver such agreements, documents and instruments as Lender may request with respect thereto;
(p)the sale of Investments under items (a) and (b) of the definition of “Permitted Investments”,
(q)dispositions of assets acquired by Parent and its Subsidiaries pursuant to a Permitted Acquisition consummated within twelve (12) months of the date of the proposed disposition so long as the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, the assets to be so disposed are not necessary or economically desirable in connection with the business of Parent and its Subsidiaries, the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition and no Event of Default shall have occurred and be continuing or would result therefrom,
(r)sales or dispositions of assets (other than Accounts, Inventory or Equity Interests of Subsidiaries of Parent) not otherwise permitted in clauses (a) through (q) above so long as (i) made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $5,000,000 and (ii) no Event of Default has occurred and is continuing or would result therefrom,
(s)sales, leases, assignments, transfers and other dispositions of any property not located in the United States by any Excluded Subsidiary,
(t)the disposition by Parent or any Subsidiary of any Equity Interests of any Excluded Subsidiary so long as the net proceeds of such disposition (after payment of fees, expenses, costs and taxes related thereto) are paid to Parent or such Subsidiary,
(u)sales, leases, assignments, transfers and other dispositions approved by Lender,
(v)the termination of any Hedge Agreement, and
(w)sales of Wal-Mart Receivables by Parent to Receivables Purchaser in accordance with the terms and conditions of the Receivables Purchase Agreements (as in effect on December 23, 2015) so long as the following terms and conditions are satisfied as determined by Lender: (i) the sale or transfer of the Wal-Mart Receivables to Receivables Purchaser shall be without any recourse, offset or claim of any kind or nature to or against a Loan Party or Lender; (ii) Lender shall have received, in form and substance satisfactory to Lender, (A) a true, correct and complete copy of all of the Receivables Purchase Agreements, duly authorized, executed and delivered by Receivables Purchaser and Parent and (B) the Wal-Mart Intercreditor Agreement, duly authorized, executed and delivered by Receivables Purchaser and Parent; (iii) further sales of the Wal-Mart Receivables will cease upon a written notice by Lender to Parent of a Default or Event of Default; (iv) Parent shall not, directly or indirectly, amend, modify, alter or change any terms of the Receivables Purchase Agreements to the extent prohibited by the Wal-Mart Intercreditor Agreement or otherwise in a manner adverse to Lender; and (v) Parent shall furnish to Lender all non-ordinary course notices or demands (if any) in connection with the arrangements made pursuant to the Receivables Purchase Agreements received by any Loan Party, promptly after receipt thereof, or sent by any Loan Party, concurrently with the sending thereof, as the case may be.
“Permitted Dividends” means Restricted Payments consisting of any cash dividend or other cash payment or distribution by Parent:
(a)to Holdings or HBBHC consistent with past practices (i) to pay taxes and other amounts allocable to Parent and its Subsidiaries required by Holdings or HBBHC to maintain its corporate existence, (ii) to pay HBBHC fees, determined on an arm’s length basis, for services provided by HBBHC in the ordinary course of business to Parent and its Subsidiaries, and (iii) to reimburse HBBHC for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on Parent’s or any of its Subsidiaries’ behalf in the ordinary course of its business, and

(b)to Holdings or HBBHC consistent with past practices to pay for all operating and overhead expenses of Holdings or HBBHC allocable to Parent and its Subsidiaries (including, without limitation, salaries and other compensation of employees, and directors’ fees and expenses) incurred by Holdings or HBBHC in the ordinary course of its business.
“Permitted Holder” means, collectively, the parties to the Stockholders’ Agreement, dated as of September 29, 2017, as amended from time to time, by and among the Participating Stockholders (as defined therein as in effect on September 29, 2017) and HBBHC, on its own behalf and as Depository (as defined therein).
“Permitted Indebtedness” means:
(a)the Obligations,
(b)Indebtedness set forth on Schedule 6.1 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,
(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)endorsement of instruments or other payment items for deposit,
(e)Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees and other contingent liabilities arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Loan Parties to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)unsecured Indebtedness (and any Refinancing Indebtedness in respect thereto) of Parent that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is ninety-one (91) days after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until ninety-one (91) days after the Maturity Date, and (v) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Lender,
(g)Acquired Indebtedness in an amount not to exceed $10,000,000 outstanding at any one time, and any Refinancing Indebtedness in respect of such Indebtedness,
(h)Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)Indebtedness of Parent or its Subsidiaries under Hedge Agreements that are incurred for bona fide business purposes and not for speculative purposes,
(k)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “p-cards”), or Cash Management Services,
(l)unsecured Indebtedness of Parent owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by Parent, or any direct or indirect parent of Parent, of the Equity Interests of Parent or any direct or indirect parent of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Lender,
(m)unsecured Indebtedness owing to sellers of assets or Equity Interests to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as (i) the aggregate principal amount for all such unsecured Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Lender, and (iii) such Indebtedness is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Lender,
(n)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of Parent or the applicable Subsidiary incurred in connection with the consummation of one or more Permitted Dispositions, Permitted Acquisitions or other Permitted Investments,
(o)Indebtedness comprising Permitted Investments,
(p)Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(q)unsecured Indebtedness of Parent or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to Parent or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions so long as such unsecured Indebtedness is on terms and conditions reasonably acceptable to Lender,

(r)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(s)unsecured subordinated Indebtedness, so long as (i) such unsecured Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Lender, and (ii) such unsecured Indebtedness is otherwise on terms and conditions, and evidenced by documentation, reasonably acceptable to Lender,
(t)[reserved],
(u)any secured financing (including accounts receivable and inventory financing) by an Excluded Subsidiary so long as such financing is not guaranteed by any Loan Party,
(v)Indebtedness in respect of accounts payable and accrued expenses incurred in the ordinary course of business,
(w)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;
(x)to the extent constituting Indebtedness, obligations under the Receivables Purchase Agreements in accordance with the terms and conditions of clause (w) of the definition of “Permitted Dispositions”,
(y)Indebtedness of Subsidiaries of Parent that are not Loan Parties in an aggregate outstanding amount not to exceed $15,000,000 at any time, so long as such Indebtedness is not guaranteed by any Loan Party,
(z)any other unsecured Indebtedness incurred by Parent or any of its Subsidiaries in an aggregate outstanding amount not to exceed $10,000,000 at any one time,
(aa)Indebtedness of Borrower evidenced by or arising under the Mississippi State Bond Agreements as in effect on the date hereof; provided, that:
(i)the principal amount of such Indebtedness shall not exceed $15,000,000, less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof,
(ii)such Indebtedness is not secured by any assets or properties of any Loan Party,
(iii)no Loan Party shall, directly or indirectly, make any payments in respect of such Indebtedness, except, that, Borrower may make regularly scheduled payments of interest and principal when due in accordance with the terms of the Mississippi State Bond Agreements as in effect on June 28, 2022, and

(iv)no Loan Party shall, directly or indirectly, (A) amend, modify, alter or change any terms of such Indebtedness or any of the Mississippi State Bond Agreements, except that Borrower may, after prior written notice to Lender, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or (A) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and
(bb) term loan Indebtedness, notes or other Indebtedness of Parent and its Subsidiaries arising after the Closing Date; provided, that, each of the following conditions are satisfied:
(i)the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 at any time;
(ii)Lender shall have received not less than thirty (30) days (or such shorter period as Lender may agree) prior written notice (which may be by e-mail) of the intention of Parent or such Subsidiary to incur such Indebtedness, and, upon request of Lender, to the extent such information is then available, Parent shall provide in reasonable detail satisfactory to Lender the anticipated amount of such Indebtedness, the anticipated interest rate, the anticipated schedule of repayments and maturity date with respect thereto and such other information as Lender may reasonably request with respect thereto;
(iii)Lender shall have received true, correct and complete copies of all material Qualified Debt Documents entered into in connection therewith;
(iv)such Indebtedness shall have a maturity date no earlier than the Maturity Date;
(v)if such Indebtedness is secured by a Lien on any Collateral, Lender shall have received a Qualified Debt Intercreditor Agreement applicable to such Indebtedness;
(vi)as of the date of the incurrence of such Indebtedness, and after giving effect thereto, the Payment Conditions are satisfied; and
(vii)Parent shall have delivered to Lender a certificate of an authorized officer of Parent certifying as to compliance with preceding clauses (i) through (vi).
“Permitted Intercompany Advances” means Investments made by (a) a Loan Party in another Loan Party, (b) a Subsidiary of Parent that is not a Loan Party in another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party in a Loan Party, so long as, to the extent constituting Indebtedness, the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party in a Subsidiary of Parent that is not a Loan Party so long as, in the case of this clause (d), (i) at the time of the making of such Investment, no Event of Default has occurred and is continuing or would result therefrom, and

(ii) Borrowers have Excess Availability of $15,000,000 or greater immediately after giving effect to each such Investment, and (e) a Loan Party in a Subsidiary of Parent that is not a Loan Party in an aggregate principal amount not to exceed $2,500,000.
“Permitted Investments” means:
(a)Investments in cash and Cash Equivalents,
(b)money market investment programs that invest exclusively in Cash Equivalents and that are classified as a current asset in accordance with GAAP and that are administered by broker-dealers of nationally-recognized standing or otherwise reasonably acceptable to Lender;
(c)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(d)advances made in connection with purchases of goods or services in the ordinary course of business,
(e)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(f)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule 6.9 to the Agreement,
(g)guarantees permitted under the definition of “Permitted Indebtedness”,
(h)Permitted Intercompany Advances,
(i)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(j)deposits of cash made in the ordinary course of business to secure performance of operating leases,
(k)(i) non-cash loans and advances to employees, officers, and directors of Parent, any direct or indirect parent of Parent or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent or any direct or indirect parent of Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests, and (ii) loans and advances to employees, officers and directors of Parent, any direct or indirect parent of Parent or any of its Subsidiaries in the ordinary course of business for any other business purpose (including, without, limitation, travel, entertainment, relocation and other reasonable expenses associated with employee, officer, or director compensation and perquisites) and in an aggregate amount not to exceed $1,000,000 at any one time,
(l)Permitted Acquisitions,
(m)the Polar Delight Investment, provided, that, (a) such Investment shall occur by no later than December 31, 2024 and (b) as of the date of the Polar Delight Investment, and after giving effect thereto, no Default of Event of Default shall have occurred and be continuing,
(n)Investments resulting from entering into (i) Bank Products permitted under the definition of “Permitted Indebtedness”, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of “Permitted Indebtedness”,
(o)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(p)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(q)accounts receivable arising from the sale of goods and services and the extension of trade credit in the ordinary course of business of the Loan Parties,
(r)Investments received in settlement of debts (created in the ordinary course of business) owing to a Loan Party,
(s)promissory notes issued as consideration in connection with asset sales and other dispositions permitted hereunder,
(t)Investments in deposit accounts opened in the ordinary course of business,
(u)Investments in Excluded Subsidiaries not to exceed $3,000,000 in the aggregate at any time outstanding, so long as no Event of Default exists when any such Investment is initially made,
(v)additional Investments in cash so long as the Payment Conditions are satisfied in an aggregate amount not to exceed (a) $10,000,000 during any calendar year plus (b) an unlimited amount so long as the Specified Payment Conditions are satisfied,
(w)such other Investments as Lender may approve in its Permitted Discretion, and
(x)Investments in connection with the Mississippi State Bond Agreements consisting of (i) the purchase by Weston Brands, LLC of the Industrial Development Revenue Bonds, Series 2022 (Hamilton Beach Brands, Inc. Project) from the Mississippi Business

Finance Corporation, and (ii) an intercompany loan from the Borrower to Weston Brands, LLC in an amount necessary for the purchase by Weston Brands, LLC of the Industrial Development Revenue Bonds, Series 2022 (Hamilton Beach Brands, Inc. Project) from the Mississippi Business Finance Corporation (but, in any event, not to exceed the aggregate principal amount of $15,000,000).
“Permitted Liens” means:
(a)Liens granted to, or for the benefit of, Lender to secure the Obligations,
(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Lender’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.1(c) of the Agreement,
(d)Liens set forth on Schedule 6.2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule 6.2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f)purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and Refinancing Indebtedness in respect thereof and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof; provided that individual purchase money financings and Capital Leases permitted hereunder by any lender may be cross-collateralized to other purchase money financings or Capital Leases of such lender,
(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not delinquent by more than sixty (60) days, or (ii) are the subject of Permitted Protests,
(h)Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,
(i)Liens on amounts deposited to secure Parent’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)Liens on amounts deposited to secure Parent’s and its Subsidiaries reimbursement obligations with respect to performance, surety, statutory or appeal bonds obtained in the ordinary course of business,
(k)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l)non-exclusive licenses of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business,
(m)Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts (including in respect of netting services, overdraft protection, and other like services) in the ordinary course of business,
(o)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of “Permitted Indebtedness”,
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)Liens on equipment or Real Property assumed by Parent or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(s)Lien on assets of Subsidiaries of Parent that are not Loan Parties securing Indebtedness permitted by clauses (u) and (y) of the definition of “Permitted Indebtedness”,
(t)security interests in the Wal-Mart Receivables in favor of Receivables Purchaser pursuant to the sales of Wal-Mart Receivables under the Receivables Purchase Agreements to the extent provided in and in accordance with the terms and conditions of clause (w) of the definition of “Permitted Dispositions”, and
(u)Liens created by the Qualified Debt Documents securing Indebtedness permitted under clause (bb) of the definition of Permitted Indebtedness; provided, that, such Liens are junior and subordinate to the Liens on the Collateral (other than with respect to Liens on the Qualified Debt Priority Collateral, which Liens may be pari passu, senior or junior in priority) granted by Loan Parties in favor of Lender as set forth in the Qualified Debt Intercreditor Agreement.

Notwithstanding anything to the contrary contained in any of the Loan Documents, Permitted Liens shall not include any Liens on assets of any Loan Party which secure any Indebtedness or other obligations of any Subsidiary of Parent that is not a Loan Party.
“Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including (a) Capitalized Lease Obligations and (b) conditional sales contracts), incurred after the Closing Date and at the time of, or within twenty (20) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $3,000,000.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Polar Delight” means Polar Delight, Inc., a Delaware corporation.
“Polar Delight Investment” means the Investment by Parent and its Subsidiaries in Polar Delight, in an aggregate amount not to exceed $500,000, by way of purchasing certain convertible debt being issued by Polar Delight.
“Projections” means the forecasted balance sheets, profit and loss statements, and cash flow statements of Parent and its Subsidiaries, all prepared on a basis consistent with its historical financial statements, together with appropriate supporting details and a statement of underlying assumptions and such other information as required by Schedule 5.1.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning set forth in Section 11.7.
“Qualified Debt” shall mean Indebtedness permitted to be incurred pursuant to clause (bb) of the definition of Permitted Indebtedness.
“Qualified Debt Documents” shall mean any indenture, purchase agreement, credit agreement, loan agreement or similar agreement or arrangement evidencing or governing any

Qualified Debt, and also shall include all guarantee agreements, security agreements, pledge agreements, mortgages, deeds of trust, collateral documents and other documents, agreements or instruments from time to time relating thereto.
“Qualified Debt Intercreditor Agreement” shall mean, in form and substance reasonably satisfactory to Lender, any customary intercreditor agreement entered into on the date that any Loan Party incurs Qualified Debt, by and between Lender and the holders of such Qualified Debt (or their agent or trustee, as applicable), as acknowledged and agreed to by Loan Parties, pursuant to which Lender shall subordinate its Lien on the Qualified Debt Priority Collateral (to no less than a second priority lien) and the holders of such Qualified Debt (or their agent or trustee, as applicable) shall subordinate their Lien on all Collateral other than the Qualified Debt Priority Collateral, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time in accordance with the terms thereof.
“Qualified Debt Priority Collateral” shall mean, after the date that Loan Parties have incurred Qualified Debt, collectively, that portion of the Collateral now owned or at any time hereafter acquired by any Loan Party or in which any Loan Party now has or at any time in the future may acquire any right, title or interest, consisting of:
(a)Equipment,
(b)Real Property and fixtures,
(c)Intellectual Property,
(d)Equity Interests,
(e)such other types of Collateral as would customarily be subject to Liens securing obligations that are senior to, or pari passu with, Liens in favor of a secured asset-based lender; provided that the inclusion of any such types of Collateral as Qualified Debt Priority Collateral shall be approved by Lender in its Permitted Discretion,
(f)instruments, documents, investment property, letters of credit, supporting obligations and chattel paper, in each case, to the extent that any amounts payable under or in connection with any of the items or types of assets described in clauses (a) through (e) above are evidenced by the items described in this clause (f), and
(g)all proceeds and products of any of the items or types of assets described in clauses (a) through (f) above.
“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

“Receivables Purchase Agreement” shall mean the Receivables Purchase Agreement, dated December 23, 2015, between Receivables Purchaser and Parent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Receivables Purchase Agreements” shall mean, collectively (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (i) the Receivables Purchase Agreement; (ii) the Wal-Mart Intercreditor Agreement; and (iii) the other agreements, documents and instruments executed and/or delivered in connection with the foregoing items in (i) or (ii).
“Receivables Purchaser” shall mean Wells Fargo, in its individual capacity, as the purchaser of the Purchased Assets (as defined in the Wal-Mart Intercreditor Agreement) and under the Receivables Purchase Agreement.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lender,
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Relevant Governmental Body” means the Board of Governors and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors and/or the Federal Reserve Bank of New York, or any successor thereto.
“Reserves” means, as of any date of determination, those reserves that Lender deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(b), to establish and maintain (including reserves with respect to (a) sums that any Loan Party is required to pay under any Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) (all such payments, individually and collectively, “Inventory Fees”) and has failed to pay, (b) all Inventory Fees in respect of Inventory located in an FTZ which are required to be paid, or which Lender estimates will be required to be paid, when such Inventory arrives in, or leaves from, an FTZ and have not been paid (all such payments, individually and collectively, “FTZ Fees”), (c) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Lender likely would have a priority superior to Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral), (d) amounts to the extent dilution calculated by Lender in its Permitted Discretion exceeds five percent, (e) estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition and import of Eligible In-Transit Inventory and estimated reclamation claims of unpaid sellers of Eligible In-Transit Inventory and (f) obligations in respect of Bank Products).
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent), (b) purchase, redeem or make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent, or (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.
“Revolving Loans” means the revolving loans made by Lender to a Borrower under this Agreement.
“Sanction” or “Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or, as applicable to the Loan Party Group, (e) any European Union member state, (f) Canada, or (g) Australia.
“Sanctioned Target” means any target of Sanctions, including: (a) Persons on any list of targets designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any comprehensive territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctioned Target(s), or (d) otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Security Agreement” means the Second Amended and Restated Security Agreement, dated of even date herewith, by and among each Loan Party and Lender, and any other agreement or instrument at any time executed by a Loan Party or any other Person in connection with this Agreement that is intended to (or purports to) create, perfect or evidence a Lien to secure the Obligations.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Deadline” has the meaning set forth in Section 2.12(b).
“SOFR Loans” means each portion of a Revolving Loan that bears interest at a rate determined by reference to Term SOFR.
“SOFR Option” has the meaning set forth in Section 2.12(a).
“Solvent” means, with respect to any Person as of any date of determination, taking into account any right of reimbursement, contribution or similar right available to such Person on such date, (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Location” means 647 E. Stonewall Rd., Byhalia, MS 38611.
“Specified Payment Conditions” means, with respect to any transaction, (a) immediately after giving effect to such transaction and for the thirty (30) days immediately preceding the date of such transaction, Excess Availability has been greater than or equal to $25,000,000 and (b) immediately before and after giving effect to such transaction, no Event of Default has occurred and is continuing.

“Subordinated Indebtedness” means any Indebtedness of Parent or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and is subject to a subordination agreement in form and substance reasonably satisfactory to Lender, and is otherwise on terms and conditions reasonably satisfactory to Lender.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent) of such corporation, partnership, limited liability company, or other entity.
“Supported QFC” has the meaning set forth in Section 11.7.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“S&P” has the meaning set forth in the definition of “Cash Equivalents.”
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitment is terminated (or deemed terminated), or (c) the termination of the Commitment in accordance with the provisions of Section 3.5.
“Term SOFR” means,
(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Threshold Amount” means $10,000,000.
“UCC” means the Uniform Commercial Code as in effect in the State of New York and any successor statute, as in effect from time to time (except that terms used herein which are not otherwise defined herein and defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Lender may otherwise determine).
“Underlying Issuer” means Wells Fargo or one of its Affiliates.
“Unfinanced Capital Expenditures” means, for any period, all Capital Expenditures not financed with proceeds of Consolidated Funded Debt (other than Revolving Loans).
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.7.
“Value” means, as determined by Lender in good faith, the lower of (a) cost computed on a first-in first-out basis in accordance with GAAP or (b) market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any a Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal.
“Voting Stock” means, with respect to any Person, shares, securities, limited liability company interests, general or limited partnership interests or other equivalents with respect to any class or classes of Equity Interests of such Person entitling any holder thereof (whether at all times or only so long as no senior class of Equity Interests has voting power by reason of any contingency) (a) in the case of a corporation (or equivalent organization), to vote in the election of members of the board of directors (or the equivalent thereof) of such Person, (b) in the case of a limited liability company, to vote in the election of managers of such Person or to bind or otherwise act as agent for such Person, (c) in the case of a limited partnership, to vote on the admission of the general partner of such Person or to bind or otherwise act as agent for such Person or (d) in the case of a general partnership, to bind or otherwise act as agent for such Person.
“Wal-Mart” shall mean, collectively, together with their successors and assigns, Wal-Mart Stores, Inc., a Delaware corporation, Sam’s West, Inc., an Arkansas corporation and their Affiliates.
“Wal-Mart Intercreditor Agreement” shall mean the Consent to Sale of Receivables, dated as of December 23, 2015, among Lender, Parent and Receivables Purchaser, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Wal-Mart Receivables” shall mean any and all Accounts of any Loan Party with respect to which Wal-Mart is the Account Debtor arising from the sale by any Loan Party of goods and services to Wal-Mart, together with the Purchased Assets (as defined in the Wal-Mart Intercreditor Agreement), and with respect to each of the foregoing, all proceeds thereof.
“Wells Fargo” means Wells Fargo Bank, National Association.
1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that, if Parent notifies Lender requesting an amendment to any provision hereof to eliminate the effect of any Accounting Changes occurring after the Closing Date or in the application thereof on the operation of such provision (or if Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Parent agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and Parent after such change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by Lender, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Financial Accounting Standards Board Codification Topic 820, Fair Value Measurement, formerly known as Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit (except, in each case, other than as may be required as a result of (x) an actual or prospective default or event of default with respect to any financial covenant (including the financial covenant set forth in Section 7.1), or (y) the impending maturity of any Indebtedness). Notwithstanding anything to the contrary above or in the definitions of “Capitalized Lease Obligations”, “Capital Lease” or “Capital Expenditures”, in the event of a change under GAAP (or the application thereof) requiring all leases to be capitalized, all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on or prior to May 31, 2012 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following May 31, 2012 (or any required implementation of any change in GAAP promulgated prior to the Closing Date) that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.
1.3UCC Terms. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that, to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.
1.4Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. In connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time. Any reference in any Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. To the extent any document, instrument or agreement (including any Qualified Debt Document and any Qualified Debt Intercreditor Agreement) relating to or the terms or conditions of any Qualified Debt is subject to the satisfaction or approval of Lender, the determination by Lender of such satisfaction or approval shall be made in good faith.
1.5Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to New York City time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided, that, with respect to a computation of fees or interest payable to Lender, such period shall in any event consist of at least one full day.
1.6Payment in Full. Any reference in any Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment in full in cash of the principal and accrued and unpaid interest with respect to the Revolving Loans, (b) the payment in full in cash of all fees, charges and expenses that have accrued and are unpaid regardless of whether payment has been demanded or is otherwise due, (c) the delivery to Lender of cash collateral (or, with respect to clauses (i) and (ii) below, to the extent requested by Parent and consented to by Lender in its sole discretion, a letter of credit payable to Lender issued by a bank acceptable to Lender and in form and substance satisfactory to Lender), in either case in respect of (i) 103% of the then existing Letter of Credit Usage, (ii) contingent Obligations for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to Lender at the time, and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to Lender for which Lender would be entitled to indemnification by a Loan Party hereunder and (iii) an amount determined by Lender equal to the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations, and (d) the termination of the Commitment and the financing arrangements provided by Lender to each Borrower hereunder.

1.7Rounding. Any financial ratios required to be maintained by a Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.8Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against Lender as the drafting party shall not be applicable in the interpretation of the Loan Documents.
1.9Rates. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.7, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Lender may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
2.CREDIT FACILITY
2.1Revolving Loans.
(a)Subject to, and upon the terms and conditions contained herein, on and after the Closing Date until the Termination Date, Lender agrees to make Revolving Loans to a Borrower from time to time in amounts requested by or on behalf of such Borrower, provided, that, after giving effect to any such Revolving Loan, the aggregate principal amount of the Revolving Loans outstanding plus the Letter of Credit Usage shall not exceed the Line Cap.

(b)Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish, increase, decrease, reduce, eliminate, or otherwise adjust (without duplication) Reserves against the Borrowing Base or the Maximum Credit. To the extent that an event, condition or matter as to any Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory is addressed pursuant to the treatment thereof within the applicable definition of such terms, Lender shall not also establish a reserve to address the same event, condition or matter. The amount of any Reserve established by Lender shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such Reserve and shall not be duplicative of any other Reserve established and currently maintained. Lender will provide notice to Parent three (3) Business Days prior to the establishment of or increase or decrease in Reserves, except that, Lender shall have the right to establish or increase a Reserve without such notice to Parent in response to the occurrence of an Event of Default and shall provide notice thereof to Parent as soon as practicable thereafter. Upon establishment or increase in Reserve, Lender agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Lender in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of Lender to establish or change such Reserves, unless Lender shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers. Notwithstanding anything to the contrary in herein, Lender will not implement a landlord or other similar Reserve with respect to Inventory located at the Specified Location prior to the date that is 90 days after the Closing Date.
2.2Borrowing Procedures.
(a)Each Revolving Loan shall be made by a written request by or on behalf of a Borrower delivered to Lender (which may be delivered through Lender’s electronic platform or portal) and received by Lender no later than 12:00 p.m. on the Business Day that is the requested funding date in the case of a request for a Base Rate Loan or 12:00 p.m. on the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days prior to the requested funding date in the case of a request for a SOFR Loan, specifying (i) the amount of such Revolving Loan, (ii) the date of such Revolving Loan, which shall be a Business Day, (iii) whether such Revolving Loan will be a Base Rate Loan or a SOFR Loan, and (iv) in the case of a request for a SOFR Loan, the length of the requested Interest Period; provided, that, Lender may, in its discretion, elect to accept as timely requests that are received later than 12:00 p.m. on the applicable Business Day or U.S. Government Securities Business Day, as applicable, subject to Section 2.2(c). All borrowing requests which are not made on-line via Lender’s electronic platform or portal or pursuant to the Loan Manager Service shall be subject to (and unless Lender elects otherwise in its discretion, such Revolving Loans shall not be made until the completion of) Lender’s authentication process (with results satisfactory to Lender) prior to the funding of any such requested Revolving Loan.

(b)All Revolving Loans shall be conclusively presumed to have been made to, and at the request of and for the benefit of, a Borrower when deposited to the credit of a Borrower or otherwise disbursed or established in accordance with the instructions of a Borrower to the deposit account specified to Lender for such purpose (which shall be at a bank acceptable to Lender) or in accordance with the terms and conditions of this Agreement.
(c)If Lender has separately agreed that a Borrower may use the Loan Manager Service, Revolving Loans (i) will be made solely by the Loan Manager Service, and (ii) will be initiated by Lender and credited to a Borrower’s operating account maintained with Lender as Revolving Loans as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in such Borrower’s operating account maintained with Lender, subject to Excess Availability. Lender may terminate a Borrower’s access to the Loan Manager Service at any time in its discretion. If Lender terminates a Borrower’s access to the Loan Manager Service, each Borrower may continue to request Revolving Loans as provided herein so long as no Event of Default exists. Lender will have no obligation to make a Revolving Loan through the Loan Manager Service if the conditions set forth in Section 3.2 are not satisfied.
2.3Letter of Credit Facility. As a subfacility under the Credit Facility, subject to, and upon the terms and conditions contained herein, on and after the Closing Date until the Termination Date, Lender agrees to issue or cause an Affiliate to issue standby letters of credit or sight commercial letters of credit for the account of a Borrower for purposes acceptable to Lender (each a “Letter of Credit” and collectively, “Letters of Credit”); provided, that, (a) the aggregate Letter of Credit Usage will not at any time exceed $5,000,000 (unless otherwise agreed to by Lender in writing in its sole discretion) and (b) as of the date of the issuance of any Letter of Credit, and after giving effect thereto, the aggregate amount of the Revolving Loans and the Letter of Credit Usage will not exceed the Line Cap. The form and substance of each Letter of Credit will be subject to approval by Lender and each Borrower shall execute and deliver such additional letter of credit agreements, applications and other documents required by Lender as a condition to the issuance, amendment, extension or renewal of any Letter of Credit. Each Letter of Credit will be issued for a term not to exceed 365 days, as designated by a Borrower; provided, that, no Letter of Credit will have an expiration date after the Maturity Date. Each Letter of Credit will be issued under, and subject to, the additional terms and conditions of the letter of credit agreements, applications and any related documents required by Lender. Each drawing paid under a Letter of Credit will be deemed a Revolving Loan and will be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to Revolving Loans; provided, that, if Revolving Loans are not available for any reason at the time any drawing is paid by Lender, then Borrowers will immediately pay to Lender the full amount drawn, together with interest on such amount from the date such drawing is paid to the date such amount is fully repaid by Borrowers, at the rate of interest then applicable to Revolving Loans. In such event Borrowers agree that Lender may charge the Loan Account or debit any deposit account maintained by any Loan Party for the amount of any such drawing.
2.4Payments; Prepayments.

(a)Payments by Borrowers. Except as otherwise expressly provided herein, all payments by a Borrower shall be made to the Lender Payment Account or such other place as Lender may designate in writing to a Borrower from time to time and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Lender later than 1:30 p.m. shall be deemed to have been received (unless Lender, in its discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes (unless any deduction or withholding of Taxes is required under applicable law), levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so required to be withheld or deducted under applicable law, Loan Parties agree to withhold and deduct such Taxes and pay the full amount of such Taxes to the relevant Governmental Authority and, to the extent such Taxes are Indemnified Taxes, Loan Parties agree to pay such additional amounts to Lender as may be necessary so that every payment of all amounts due under this Agreement, any note or any other Loan Document, including any amount paid pursuant to this Section 2.4 after withholding or deduction for or on account of any Taxes, will be equal to the amount provided for herein. No Loan Party will fund any repayment of the Credit Facility with proceeds, or provide as Collateral any property, that is directly or indirectly derived from any transaction or activity that is prohibited by Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or that would otherwise cause Lender or any other party to any Loan Document to be in breach of Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
(b)Application of Payments. Subject to the other terms and conditions contained herein, Lender shall apply payments received or collected from a Borrower or for the account of a Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows, so long as no Event of Default exists: first, to the payment in full of any fees, indemnities, or expense reimbursements then due to Lender; second, to the payment in full of interest due in respect of any Revolving Loans; third, to the payment in full of principal in respect of the Revolving Loans, whether or not then due; fourth, at any time an Event of Default (or an event which with notice or passage of time or both would constitute an Event of Default) exists, as cash collateral in an amount up to 103% of the Letter of Credit Usage; and fifth, to pay or prepay any other Obligations (including Bank Product Obligations consisting of supply chain financing arrangements), whether or not then due, in such order and manner as Lender directs. Such payments shall be applied as Lender determines at any time an Event of Default exists, including to be used as cash collateral in respect of Obligations related to Letters of Credit (in an amount up to 103% of the Letter of Credit Usage) or such other Obligations as Lender may determine, on such terms as Lender may require.
(c)Optional Prepayments. Each Borrower may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty (except for any indemnification obligations payable with respect to any Funding Losses).

(d)Mandatory Prepayments. If, at any time, the aggregate principal amount of the Revolving Loans outstanding plus the Letter of Credit Usage exceeds the Line Cap, then a Borrower shall promptly, but in any event, within one Business Day prepay the Obligations in an aggregate amount equal to the amount of such excess (or after the prepayment of all Revolving Loans, upon Lender’s demand, immediately provide cash collateral up to 103% of the Letter of Credit Usage as required to address such excess, even if amounts greater than such excess are required as a result of the amount of any Letters of Credit then outstanding).
(e)Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of each Borrower (the “Loan Account”) evidencing the Obligations, including Revolving Loans, Letters of Credit, interest, fees and Lender Expenses. Any such records shall be presumptively correct, absent manifest error, provided, that, the failure to make any such entry or the existence of any error in such records, shall not affect any of the Obligations. Lender shall make available to a Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest, fees and Lender Expenses. Each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between each Borrower and Lender unless, within 30 days after Lender first makes such a statement available to a Borrower, such Borrower shall deliver to Lender written objection thereto describing any error contained in such statement.
(f)Evidence of Debt. Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, each Borrower shall execute and deliver to Lender a promissory note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
(g)Charges to Loan Account. At the election of Lender, all payments of principal, interest, fees, expenses and other amounts payable under the Loan Documents may be paid from the proceeds of Revolving Loans made hereunder whether made following a request by a Borrower or a request as provided in this Section or, at any time that a Cash Dominion Event exists, may be deducted from any deposit account of any Borrower maintained with Lender. Each Borrower hereby requests that Lender, and Lender is hereby authorized to (at its election), (i) make Revolving Loans for the purpose of paying each payment of principal, interest, fees, expenses and other amounts as it becomes due under any Loan Document and agrees that all such amounts charged shall constitute Revolving Loans, (ii) make a Revolving Loan to preserve or protect the Collateral, or any portion thereof, and (iii) at any time that a Cash Dominion Event exists, charge any deposit account of any Borrower maintained with Lender for each payment of principal, interest, fees, expenses and other amounts due under any Loan Document.
(h)Repayment on Termination Date. Each Borrower shall make payment in full of the Obligations on the Maturity Date or if earlier, any other Termination Date.

(i)Indemnity for Returned Payments. If after any payment, or proceeds of Collateral, are applied to the payment of any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Each Loan Party shall be liable to pay to Lender, and does hereby agree to indemnify and hold Lender harmless for, the amount of any payments or proceeds surrendered or returned. This Section shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section shall survive the payment in full of the Obligations and the termination of this Agreement.
(j)Crediting Payments. The receipt of any payment item by Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to the Lender Payment Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then a Loan Party shall be deemed not to have made such payment. Notwithstanding anything to the contrary contained herein, any payment item shall be deemed received by Lender only if it is received into the Lender Payment Account on a Business Day on or before 1:30 p.m. If any payment item is received into the Lender Payment Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Lender, in its discretion, elects to credit it on the date received), it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day.
2.5Interest and Fees.
(a)Rates and Payment of Interest.
(i)Except as otherwise provided in Section 2.5(a)(iii), Section 2.7 and Section 2.12, all Obligations (except for the undrawn amount of any issued and outstanding Letters of Credit) shall bear interest as follows:
(A)if the relevant Obligation is a SOFR Loan, at a per annum rate equal to Term SOFR plus the Applicable Margin for SOFR Loans, and
(B)otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.
(ii)Interest shall accrue from the date a Revolving Loan is made or Obligation is incurred or payable, as the case may be, until paid in full by a Borrower. Except to the extent provided to the contrary in Section 2.12, interest accrued on Revolving Loans shall be due and payable in arrears, on the first day of each calendar month, and in each case, in any event on the Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on earlier of the first day of the calendar month after incurred or demand or the Termination Date. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand. All amounts (including interest, fees, costs, expenses, Lender

Expenses, or other amounts payable hereunder or under any other Loan Document, and including all Bank Product Obligations) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).
(iii)Notwithstanding anything to the contrary contained herein, Obligations shall bear interest at the Default Rate (whether before or after any judgment) automatically on and after an Event of Default under Section 8.1(d) and upon written notice by Lender to a Borrower on and after any other Event of Default.
(b)Computation of Interest and Fees. Interest and fees calculated on a per annum basis shall be calculated on the basis of a 360 day year and actual days elapsed, other than for Base Rate Loans which shall be calculated on the basis of a 365 or 366 day year, as applicable, and actual days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. Each determination by Lender of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration.
(c)Fees; Expenses. Each Borrower shall pay to Lender the fees and Lender Expenses in the amounts and at the time specified in Schedule 2.5.
2.6Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under any Loan Document, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. If at any time the interest rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.
2.7Illegality; Market Conditions; SOFR Replacement.
(a)Notwithstanding anything to the contrary contained herein, subject to the occurrence of a Benchmark Transition Event, if (a) any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for Lender to make or maintain a SOFR Loan (or Base Rate Loans determined with reference to Term SOFR) or to maintain the Commitment with respect to a SOFR Loan (or Base Rate Loans determined with reference to Term SOFR), or to determine or charge interest rates based on Term SOFR or SOFR or (b) Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that Term SOFR cannot be determined pursuant to the definition thereof other than as a result of a Benchmark Transition Event, then Lender shall give notice thereof to a Borrower and (y)(i) in the case of any SOFR Loans that are outstanding, such SOFR Loans will be deemed to have been converted Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if Lender may lawfully continue to maintain such SOFR

Loans, or immediately, if Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans that are outstanding and that are determined with reference to Term SOFR, interest upon the Base Rate Loans after the date specified in Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Term SOFR component thereof, in each case, until Lender determines that it would no longer be unlawful or impractical to do so.
(b)SOFR Replacement.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Lender (in consultation with Parent) may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth Business Day after Lender has provided such amendment to Parent without any further action or consent of any Loan Party.
(ii)Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any Loan Party.
(iii)Notices; Standards for Decisions and Determinations. Lender will promptly notify Parent of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of any Conforming Changes. Lender will notify Parent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.7(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in Lender’s sole discretion and without consent from any Loan Party, except, in each case, as expressly required pursuant to this Section 2.7.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (a) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (b) if a tenor that was removed pursuant to clause (a) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period, Lender may (a) declare that SOFR Loans will not thereafter be made by Lender, such that any request for a SOFR Loan from Lender shall be deemed to be a request for a Base Rate Loan and (b) require that all outstanding SOFR Loans made by Lender be converted to Base Rate Loans immediately, in which event all outstanding SOFR Loans shall be so converted and shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin. The Base Rate in effect from time to time plus the Applicable Margin shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
2.8Increased Costs. If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender; (b) subject Lender to any Taxes (other than (i) Indemnified Taxes, (i) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes)), levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto of any kind whatsoever with respect to any Loan Document or any SOFR Loan made by it, or change the basis of taxation of payments to Lender in respect thereof; or (c) impose on Lender any other condition, cost or expense affecting any Loan Document or SOFR Loans, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Revolving Loan), or to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of Lender, each Borrower will pay to Lender, such additional amount or amounts as will compensate Lender, as the case may be, for such additional costs incurred or reduction suffered.
2.9Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of any Loan Document, the Commitment or the Revolving Loans, to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time each Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered.
2.10Certificates for Reimbursement. A certificate of Lender setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in Sections 2.8 or 2.9 and delivered to any Borrower shall be conclusive absent manifest error. Each Borrower shall pay Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
2.11Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to Sections 2.8 or 2.9 shall not constitute a waiver of Lender’s right to demand such compensation, provided that a Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions occurring more than 180 days prior to the date that Lender becomes aware of the event giving rise to Lender’s claim for compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
2.12SOFR Option.
(a)Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “SOFR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon Term SOFR. Interest on SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon Term SOFR.
(b)SOFR Election.
(i)Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the SOFR Option by notifying Lender prior to 12:00 p.m. at least three (3) U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “SOFR Deadline”). Notice of Borrowers’ election of the SOFR Option for a permitted portion of the Revolving Loans and an

Interest Period pursuant to this Section shall be made by delivery to Lender of a Borrowing Request received by Lender before the SOFR Deadline.
(ii)Each Borrowing Request for SOFR Loans shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Lender harmless against any loss, cost, or expense actually incurred by Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert or continue any SOFR Loan on the date specified in any Borrowing Request delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).
(iii)A certificate of Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Lender within thirty (30) days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Lender may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Lender has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Lender does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.
(iv)Unless Lender, in its sole discretion, agrees otherwise, Borrowers shall have not more than ten (10) SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Option for proposed SOFR Loans of at least $500,000.
(c)Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Lender of any payments or proceeds of Collateral in accordance with this Agreement or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Lender harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
(d)Special Provisions Applicable to Term SOFR. Term SOFR may be adjusted by Lender on a prospective basis to take into account any additional or increased costs (other than taxes), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Term SOFR. In any such event, Lender shall give Borrowers notice of such a determination and adjustment and, upon its receipt of the notice from Lender, Borrowers may, by notice to Lender

(A) require Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to Term SOFR, in each case, with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(e)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Lender, nor any of its participants, is required actually to match fund any Obligation as to which interest accrues at Term SOFR or the Term SOFR Reference Rate.
(f)Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Parent of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.13Reduction of Commitment. Parent may from time to time reduce the Commitment (with a corresponding reduction to the Maximum Credit), without premium or penalty; provided that, after giving effect to such reduction (and any concurrent prepayment of the Revolving Loans), the aggregate principal amount of the Revolving Loans outstanding plus the Letter of Credit Usage shall not exceed the Line Cap. Each such reduction (i) shall be in an amount not less than $2,000,000 (unless the Commitment is being reduced to zero and the amount of the Commitment in effect immediately prior to such reduction is less than $2,000,000), (ii) shall be made by providing not less than three (3) Business Days prior written notice to Lender, and (iii) shall be irrevocable.
3.CONDITIONS; TERM OF AGREEMENT
3.1Conditions Precedent to the Initial Revolving Loan. The obligation of Lender to make the initial Revolving Loan or issue the initial Letter of Credit is subject to the satisfaction of each of the conditions precedent set forth on Schedule 3.1.
3.2Conditions Precedent to all Revolving Loans. The obligation of Lender to make any Revolving Loans or issue, amend, renew or extend any Letter of Credit at any time shall be subject to the following conditions precedent:
(a)the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Revolving Loan, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof));
(b)as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, no Event of Default, or event or condition which with notice, or passage of time, or both, would constitute an Event of Default, shall exist;
(c)Lender shall have received a request for such Revolving Loan or such Letter of Credit (or for the amendment, renewal or extension thereof) in accordance with the requirements of this Agreement; and
(d)as of the date of any such Revolving Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or the use of the proceeds thereof, and after giving effect to any of the foregoing, the aggregate principal amount of the Revolving Loans and the Letter of Credit Usage shall not exceed the Line Cap.
Each request for a Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit delivered by a Borrower shall be deemed to be a representation and warranty by each Borrower that the conditions specified in Section 3.2 have been satisfied on and as of the date of the applicable Revolving Loan or issuance, amendment, renewal or extension of a Letter of Credit and after giving effect thereto. The making of any Revolving Loan or the issuance, amendment, renewal or extension of any Letter of Credit shall not be deemed a modification or waiver by Lender of any of the terms of any Loan Document or any Event of Default or event or condition which with notice, or passage of time, or both, would constitute an Event of Default.
3.3Maturity. The Commitment shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4Effect of Maturity. On the Maturity Date, the Commitment shall automatically terminate and all of the Obligations shall become due and payable without notice or demand and each Borrower shall be required to pay in full all of the Obligations. No termination of the Commitment shall relieve or discharge any Loan Party of its duties, obligations, or covenants under any Loan Document and the Liens of Lender in the Collateral shall continue to secure the Obligations and shall remain in effect until payment in full of all Obligations. When all of the Obligations have been paid in full, Lender will, at Parent’s sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary or reasonably requested by Parent to release, as of record, Lender’s Liens and all notices of security interests and liens previously filed by Lender.
3.5Early Termination by Borrowers. A Borrower has the option, at any time upon five (5) Business Days prior written notice to Lender, to make payment in full of all of the Obligations; provided, however, that (a) a Borrower may rescind such written notice if it states that the proposed termination is made in connection with the consummation of another transaction or series of transactions that will result in payment in full of the Obligations and the consummation of such transaction or series of transactions does not occur on or before the date of the proposed termination set forth in such notice (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) for the avoidance of doubt, nothing in this Section 3.5 shall effect a termination of any Hedge Agreement, which Hedge Agreements may only be terminated in accordance with their respective terms.
4.REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to Lender the following:
4.1Due Organization and Qualification. Each Loan Party (a) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (b) is qualified to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to own and operate its assets, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
4.2Due Authorization; No Conflict. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party. The execution, delivery, and performance by each Loan Party of the Loan Documents to which it is a party do not and will not (a) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (b) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (c) require any approval of any holder of Equity Interests of a Loan Party, other than consents or approvals that have been obtained and that are still in force and effect.
4.3Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
4.4Title to Assets; No Encumbrances. Each Loan Party has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of its assets reflected in its most recent financial statements delivered to Lender pursuant to Section 5.1, in each case except (i) for assets disposed of since the date of such financial statements to the extent permitted by any Loan Document and (ii) as to Real Property, for minor defects in title that do not materially interfere with such Loan Party’s or Subsidiary’s ability to conduct its business and to utilize such assets for their intended purposes. All of such assets are free and clear of Liens except for Permitted Liens.

4.5Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of a Loan Party, threatened in writing against a Loan Party, that (a) relate to any Loan Document or transaction contemplated thereby or (b) either individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.
4.6Compliance with Laws. No Loan Party (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
4.7No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Parent to Lender pursuant to Section 5.1 have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2023, no event, circumstance, or change has occurred that has or could reasonably be expected to have a Material Adverse Effect.
4.8Solvency. The Loan Parties, on a consolidated basis, are Solvent.
4.9Environmental Condition. Except as set forth on Schedule 4.9 or as would not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party and its Subsidiaries are in compliance in all material respects with all applicable Federal, State and local environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect the operations or properties of such Loan Party and its Subsidiaries, (b) no Loan Party or any of its Subsidiaries has received written notice that it is the subject of any pending Federal, State or local investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment, and (c) no Loan Party is aware that it has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.
4.10Complete Disclosure; Projections. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Loan Party and their respective industry) furnished by or on behalf of any Loan Party in writing to Lender in connection with any Loan Document, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about any Loan Party) hereafter furnished by or on behalf of a Loan Party in writing to Lender will be true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. Projections delivered to Lender pursuant to Section 5.1 represent the good faith estimate of Parent, on the date such Projections are delivered, of the future performance of such Loan Party for the periods covered thereby based upon assumptions believed by Parent to be reasonable at the time of the delivery thereof to Lender (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and no assurances can be given that such Projections will be realized, and although representing the good faith estimate of Parent, projections or forecasts based on methods and assumptions which Parent believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.11Taxes. Except as otherwise permitted under Section 5.5, all income and material tax returns and reports of each Loan Party required to be filed by it have been timely filed, and all taxes shown on such tax returns to be due and payable and all other taxes upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. To the knowledge of any Loan Party, there is no proposed tax assessment against a Loan Party that is not being contested in good faith by appropriate proceedings diligently pursued and available to a Loan Party, in each case prior to the commencement of foreclosure or other similar proceedings, which proceedings (or orders entered in connection with such proceeding), and adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor.
4.12Margin Stock; Investment Company Act, Etc. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Revolving Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. No Loan Party is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.13OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act. (a) No member of the Loan Party Group is a Sanctioned Target or is owned or controlled by, or is acting on behalf of, a Sanctioned Target, (b) each member of the Loan Party Group has instituted, maintains and complies with policies, procedures and controls reasonably designed to assure compliance with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws, and (c) to the knowledge of any Loan Party, no member of the Loan Party Group is under investigation by a Governmental Authority for non-compliance with Sanction(s), Anti-Money Laundering Laws or Anti-Corruption Laws. As of the Closing Date, the information included in the certification regarding beneficial ownership as required by 31 C.F.R.

§1010.230 received by Lender from any Loan Party that is a “legal entity customer” as defined in such regulation, is true and correct in all respects.
4.14Employee and Labor Matters. There is (a) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, and (b) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party that could reasonably be expected to result in a material liability. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar State law, which remains unpaid or unsatisfied.
4.15ERISA. Except as set forth on Schedule 4.15, no Loan Party, nor any of its Subsidiaries, nor any of its ERISA Affiliates, maintains or contributes to any Benefit Plan.
4.16Capitalization and Subsidiaries. Schedule 4.16 sets forth (a) a correct and complete list of the name and entity type of each Subsidiary of each Loan Party and each such Subsidiary’s relationship to each Loan Party, and (b) a true and complete list of each class of the outstanding Equity Interests of each Loan Party, all of which issued Equity Interests are validly issued, outstanding, fully paid and (if applicable) non-assessable, and owned beneficially and of record by the Persons identified on Schedule 4.16.
4.17Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
4.18Inventory Locations. Except as set forth on Schedule 4.18 (as such Schedule may be updated pursuant to Section 5.14), the Inventory of Loan Parties is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.18 (as such Schedule may be updated pursuant to Section 5.14).
4.19Qualified Debt Obligations. The Credit Facility, and all Obligations and Liens created under the Loan Documents, are permitted under any Qualified Debt Documents, if any.
5.AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that, until termination of all of the Commitment and payment in full of the Obligations, the Loan Parties shall, and shall cause each of their Subsidiaries to, comply with each of the following:
5.1Financial Statements; Borrowing Base Certificate; Other Information. The Loan Parties (a) will deliver to Lender each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent (except to the extent permitted under Section 6.8), (c) agree to maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to such Loan Party’s and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Lender) which consent shall not be unreasonably withheld). Documents required to be delivered pursuant to this Section 5.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or HBBHC posts such documents, or provides a link thereto on HBBHC’s website; or (ii) on which such documents are posted on Parent’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender); provided, that: (i) upon the written request of Lender, Parent shall deliver paper copies of such documents to Lender until a written request to cease delivering paper copies is given by Lender and (ii) Parent shall notify Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Parent shall be required to provide paper copies of the Compliance Certificates required by this Section 5.1 to Lender. Each Loan Party agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule 5.1. In addition to any reports required under Schedule 5.1, the Loan Parties shall promptly notify Lender, in writing, of any proposed tax assessment against a Loan Party or any of its Subsidiaries.
5.2[Reserved].
5.3Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to have a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.
5.4Maintenance of Properties. Each Loan Party will maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
5.5Taxes. Each Loan Party will pay in full before delinquency or before the expiration of any extension period all taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises (including taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any Governmental Authority and all related interest, penalties or similar liabilities), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP; provided, that, each Loan Party will make timely payment or deposit of all withholding taxes and other payroll taxes to the appropriate Governmental Authority as and when claimed to be due, notwithstanding the foregoing exceptions, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party has made such payments or deposits.
5.6Insurance. Each Loan Party will maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Loan Documents. Each Loan Party will from time to time upon Lender’s request furnish to Lender correct and complete copies of any insurance policies and such other information in reasonable detail as to the insurance so maintained as Lender may request.
5.7Field Examinations; Appraisals; Inspections.
(a)Upon the request of Lender after reasonable prior notice to any Borrower, each Borrower will permit Lender or a firm engaged by Lender (or any of their representatives) for such purpose to:
(i)conduct field examinations, including with respect to such Borrower’s practices in the calculation of the Borrowing Base and the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, provided, that, commencing after the Closing Date, (x) Lender shall not conduct, at the expense of Borrowers, more than (A) one (1) field examination in any 12 month period so long as Excess Availability during such 12 month period is at all times greater than or equal to $25,000,000, or (B) two (2) field examinations in any 12 month period if Excess Availability during such 12 month period is at any time less than such amount, (y) Lender may conduct, at the expense of Borrowers, such other field examinations as Lender may request at any time as may be required by law or regulation or in connection with a Permitted Acquisition or when an Event of Default exists and (z) Lender may conduct additional field examinations at any time at its own expense;
(ii)conduct appraisals of the Inventory in form, scope and methodology acceptable to Lender, provided, that, (x) Lender shall not conduct, at the expense of Borrowers, more than (A) one (1) appraisal in any 12 month period so long as Excess Availability during such 12 month period is at all times greater than or equal to $25,000,000, or (B) two (2) appraisals in any 12 month period if Excess Availability during such 12 month period is at any time less than such amount, (y) Lender may conduct, at the expense of Borrowers, such other appraisals as Lender may request at any time as may be required by law or regulation or in connection with a Permitted Acquisition or when an Event of Default exists and (z) Lender may conduct additional appraisals at any time at its own expense; and
(iii)visit any of its properties during normal business hours (upon reasonable prior notice to Parent) to inspect any of its assets, examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its directors, officers, and accountants (any of the foregoing, an “Inspection”); provided, that, (x) Lender shall not conduct, at the expense of Borrowers, more than (A) one (1) Inspection in any 12 month period so long as Excess Availability during such 12 month period is at all times greater than or equal to $36,000,000, or (B) two (2) Inspections in any 12 month period if Excess Availability during such 12 month period is at any time less than such amount, (y) Lender may conduct, at the expense of Borrowers, such other Inspection as Lender may request at any time when an Event of Default exists and (z) Lender may conduct additional Inspections at any time at its own expense.
(b)Notwithstanding anything to the contrary in this Section, none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (I) constitutes non-financial trade secrets or non-financial proprietary information, (II) in respect of which disclosure to Lender is prohibited by law or regulation or any binding agreement with any third party or (III) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, to the extent legally permissible, Parent shall notify Lender that any such document, information or other matter is being withheld pursuant to this clause (b) and shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions. In connection with any field exam, appraisal or Inspection, Lender shall give Borrowers the opportunity to participate in any discussions with the Borrower’s directors, employees, accountants and other representatives.
5.8Compliance with Laws; OFAC; Sanctions, Etc. Each Loan Party will, subject to the terms below, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Loan Party will, and will cause each of its Subsidiaries to, (a) comply with applicable Sanctions and (b) comply with applicable Anti-Money Laundering Laws and Anti-Corruption Laws in all material respects.
5.9[Reserved].
5.10Further Assurances. Without limiting the foregoing, each Loan Party will take such actions and execute and deliver to Lender such instruments and documents as Lender may from time to time request in its Permitted Discretion (including obtaining agreements from third parties) to create, maintain, perfect, establish, preserve and protect Lender’s Liens in the Collateral (and the priority thereof) and rights in the Collateral and to carry out the terms and conditions of the Loan Documents; provided that the foregoing shall not apply (a) to assets of any Excluded Subsidiary or to assets constituting Excluded Property, (b) if providing such documents would result in adverse tax consequences to HBBHC, (c) if the costs or burden to the Loan Parties of providing such documents are unreasonably excessive (in the case of clause (c), as determined by Lender in consultation with Parent) in relation to the benefits to Lender of the security afforded thereby and (d) any limitations or prohibitions on perfection actions set forth in any Loan Document. Notwithstanding anything to the contrary contained herein, Lender shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary qualifies as a “legal entity customer” under 31 C.F.R. Section 1010.230, unless such Subsidiary has delivered a certification regarding beneficial ownership as required by such regulation in relation to such Subsidiary and Lender has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Lender.
5.11End of Fiscal Years; Fiscal Quarters. Each Loan Party will, for financial reporting purposes, cause its fiscal year to end on December 31 of each year, and fiscal quarters to end on the last day of each of March, June, September and December of each year.
5.12Costs and Expenses. Each Loan Party will pay to Lender at the time specified in Schedule 2.5 all reasonable and documented costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender’s rights in the Collateral, the Loan Documents and all other documents related thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect thereof (all of the foregoing being referred to herein collectively, as “Lender Expenses”), including: (a) the reasonable and documented costs and expenses of filing or recording (including UCC financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable), (b) the reasonable and documented costs and expenses and fees for insurance premiums and inspections, search fees, background checks, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, together with Lender’s customary charges and fees with respect thereto, (c) the reasonable and documented costs and expenses of preserving and protecting the Collateral, (d) the reasonable and documented costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the Liens of Lender in the Collateral, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of the Loan Documents or defending any claims made or threatened against Lender arising out of the transactions contemplated thereby (including preparations for and consultations concerning any such matters), (e) subject to the limitations set forth in Section 5.7, all reasonable and documented out-of-pocket costs and expenses heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations and appraisals, plus the per diem charge at Lender’s then standard rate for Lender’s examiners in the field and office (which standard rate is $1,000 per day per examiner as of the Closing Date), and (f) the reasonable and documented fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing; provided however, that the reimbursement obligations of Borrowers in respect of this clause (f) shall be limited to (i) one primary counsel to Lender and (ii) to the extent necessary to perfect Liens in or realize upon Collateral in multiple jurisdictions or to enforce rights and remedies in multiple jurisdictions, one local counsel in each relevant jurisdiction.
5.13Formation of Subsidiaries. In the event that any Loan Party forms or acquires any direct or indirect Subsidiary (other than an Excluded Subsidiary) or any Subsidiary that previously was an Excluded Subsidiary ceases to be an Excluded Subsidiary, after the Closing Date, within thirty (30) days of such event (or such later date as permitted by Lender in its reasonable discretion), such Loan Party will (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and a joinder to the Security Agreement, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens and any limitations or prohibitions on perfection actions set forth in any Loan Document) in and to the assets of such newly formed or acquired Subsidiary (other than Excluded Property)), (b) provide, or cause the applicable Subsidiary to provide, an addendum to the Security Agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary owned directly by a Loan Party (other than to the extent constituting Excluded Property and subject to any limitations or prohibitions on perfection actions set forth in any Loan Document) in form and substance reasonably satisfactory to Lender, and (c) provide to Lender all other documentation, including one or more opinions of counsel, in form an substance reasonably satisfactory to Lender which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.13 shall constitute a Loan Document.
5.14Location of Inventory. Each Loan Party will keep its Inventory only at the locations identified on Schedule 4.18; provided, that Parent may amend Schedule 4.18 so long as such amendment occurs by written notice to Lender not less than ten (10) days (or such shorter period as permitted by Lender in writing in its sole discretion) prior to the date on which such Inventory is moved to such new location and so long as such new location is within the continental United States.
6.NEGATIVE COVENANTS
Each Loan Party covenants and agrees that, until termination of all of the Commitment and payment in full of the Obligations, the Loan Parties will not, and will not permit any of their Subsidiaries to, do any of the following:
6.1Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to, (a) enter into any merger, consolidation or amalgamation, except (i) between Loan Parties; provided, that, to the extent a Borrower is party thereto, such Borrower must be the surviving entity; (ii) between Subsidiaries that are not Loan Parties, (iii) between any Subsidiary that is not a Loan Party and any Loan Party; provided, that, such Loan Party must be the surviving entity; and (iv) in connection with a Permitted Acquisition, or (b) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation, wind up or dissolution of Excluded Subsidiaries and (ii) the liquidation, wind up or dissolution of a Loan Party (other than a Borrower) so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party are transferred to a Loan Party that is not liquidating or dissolving, or (c) suspend or cease operating a substantial portion of its business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4Asset Dispositions. Each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except for Permitted Dispositions and transactions permitted under Sections 6.3, 6.7 or 6.9.
6.5Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, (a) engage in any business other than the business of such Loan Party on the Closing Date and any business reasonably related or ancillary to such business of such Loan Party on the Closing Date or (b) acquire any properties or assets that are not reasonably related or ancillary thereto; provided, that the foregoing shall not prevent the Loan Parties from engaging in any business that is reasonably related or ancillary to its or their business.
6.6Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to:
(a)Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than the Obligations in accordance with this Agreement, Permitted Intercompany Advances, and any Permitted Indebtedness that is not Subordinated Indebtedness or Qualified Debt (other than any optional prepayment, redemption, defeasance, purchase or acquisition of Qualified Debt so long as the Payment Conditions are satisfied in an aggregate amount not to exceed (a) $10,000,000 during any calendar year plus (b) an unlimited amount so long as the Specified Payment Conditions are satisfied), or
(ii)make any payment on account of Subordinated Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms thereof, or
(b)directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness (to the extent any such Permitted Indebtedness relates to Qualified Debt or other Indebtedness in an amount equal to or greater than the Threshold Amount) other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k)

of the definition of Permitted Indebtedness or (D) in a manner that is not materially adverse to Lender (and, in the case of any Subordinated Indebtedness or Qualified Debt, to the extent permitted under any intercreditor or subordination agreement applicable thereto),
(ii)the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, taken as a whole, could reasonably be expected to be materially adverse to the interests of the Lender, or
(iii)amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of any of the Material Contracts if the same could reasonably be expected to have a Material Adverse Effect.
6.7Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in the case of clauses (c), (d), (e) and (f) of this Section 6.7),
(a)Parent may make distributions, directly or indirectly, to former employees, officers, or directors of Parent, its Subsidiaries, or any direct or indirect parent of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), on account of redemptions of Equity Interests of Parent or any direct or indirect parent of Parent held by such Persons, provided, that the aggregate amount of such redemptions made by Parent after the Closing Date plus the amount of Indebtedness outstanding under clause (l) of the definition of “Permitted Indebtedness”, does not exceed $1,000,000 in the aggregate;
(b)Parent may make distributions, directly or indirectly, to former employees, officers, or directors of Parent, its Subsidiaries, or any direct or indirect parent of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent or any direct or indirect parent of Parent held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent or any direct or indirect parent of Parent;
(c)Parent may make, directly or indirectly, Permitted Dividends;
(d)(i) any Subsidiary may make dividends, distributions or other payments to any Borrower or any other Loan Party, and (ii) any Subsidiary (other than a Loan Party) may make distributions to any Loan Party or any other Subsidiary;
(e)dividends or distributions by any Borrower to Holdings consistent with past practices (i) to pay franchise taxes and other amounts allocable to any Borrower and its respective Subsidiaries required by Holdings or HBBHC to maintain its corporate existence, (ii) to pay any affiliated, consolidated, unitary or combined federal, state and local income taxes to the extent such taxes are paid by HBBHC, Holdings, Parent or any of its respective Subsidiaries as part of an affiliate, consolidated, unitary or combined tax return, and (iii) to reimburse

Holdings or HBBHC for the payment of amounts relating to travel and entertainment expenses and legal, consulting, software, accounting and other similar services provided by third parties on the Borrowers’ or any of their Subsidiaries’ behalf in the ordinary course of its business;
(f)dividends or distributions by the Borrowers to Holdings to pay for all operating and overhead expenses of Holdings or HBBHC actually incurred by Holdings or HBBHC (including, without limitation, salaries and other compensation of employees, and directors’ fees and expenses);
(g)Restricted Payments in respect of (i) indemnification payments permitted pursuant to Section 6.10(b) and (ii) compensation, severance, or employee benefit arrangements permitted pursuant to Section 6.10(c), in each case, provided, that, (A) as of the date of any such Restricted Payment and after giving effect thereto, no Default or Event of Default exists or has occurred and is continuing, (B) as of the date of any such Restricted Payment and after giving effect thereto, Excess Availability shall be not less than $15,000,000 and (C) the Excess Availability during the immediately preceding thirty (30) consecutive day period shall have been not less than $15,000,000; and
(h)additional Restricted Payments in cash so long as the Payment Conditions are satisfied in an aggregate amount not to exceed (a) $10,000,000 during any calendar year plus (b) an unlimited amount so long as the Specified Payment Conditions are satisfied.
6.8Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP); provided that, any Subsidiary formed or acquired after the Closing Date shall be permitted to change its fiscal year to align with the fiscal year of Parent.
6.9Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment except for Permitted Investments.
6.10Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent or any of its Subsidiaries except for:
(a)transactions (other than the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Lender prior to the consummation thereof (except for (A) sales of inventory in the ordinary course of business, and (B) transactions in the ordinary course of business with HBBHC or Holdings to the extent permitted by Section 6.7 above), if they involve one or more payments by Parent or its Subsidiaries in excess of $2,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b)so long as it has been approved by Parent’s or its applicable direct or indirect parent’s or Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of Parent, any direct or indirect parent of Parent, or its applicable Subsidiary;
(c)so long as it has been approved by Parent’s or its applicable direct or indirect parent’s or Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent, any direct or indirect parent of Parent, and its Subsidiaries in the ordinary course of business and consistent with industry practice;
(d)transactions permitted pursuant to Sections 6.1, 6.3, 6.4, 6.7 or 6.9 or any other transaction not prohibited by this Agreement;
(e)transactions solely between or among Loan Parties (or any person becoming a Loan Party upon the consummation of such transaction); and
(f)transactions solely between or among Subsidiaries of Parent which are not Loan Parties (or any person becoming a Subsidiary of Parent upon consummation of such transaction).
6.11Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Revolving Loans or Letter of Credit for any purpose other than (a) on the Closing Date, payments to each of the Persons listed in the disbursement direction letter furnished by a Borrower to Lender on or about the Closing Date and to pay the fees, costs and expenses in connection with the Loan Documents and the transactions contemplated thereby and (b) thereafter, consistent with the terms hereof, for their lawful and permitted purposes, provided, that, no part of the proceeds of the Revolving Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Each Loan Party will not, and will cause its Subsidiaries and its or their respective directors, officers, employees and Affiliates not to, directly or indirectly, use any of the Credit Facility to fund, finance or facilitate any activities, business or transactions that would be prohibited by applicable Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
7.FINANCIAL COVENANT
Each Loan Party covenants and agrees that, until termination of all of the Commitment and payment in full of the Obligations:
7.1Fixed Charge Coverage Ratio. During any Compliance Period, the Fixed Charge Coverage Ratio of Parent and its Subsidiaries (on a consolidated basis) at the end of each month for the trailing twelve (12) month period then ended shall not be less than 1.0 to 1.0, commencing with the month immediately preceding the commencement of the Compliance Period for which financial statements were required to be delivered pursuant to Section 5.1.
8.EVENTS OF DEFAULT AND REMEDIES
8.1Events of Default. The occurrence of any of the following will constitute an “Event of Default” under the Loan Documents:
(a)Payments. Borrowers (i) fail to make any payment of principal hereunder when due or (ii) fails to pay interest, fees, Lender Expenses or any of the other Obligations within three (3) Business Days after the due date thereof.
(b)Covenants. (i) a Loan Party fails to perform any of the covenants contained in Sections 5.1, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 6 and 7, (ii) a Loan Party fails to perform any of the covenants contained in Section 4 of the Security Agreement, or (iii) a Loan Party fails to perform any of the terms, covenants, conditions or provisions contained in any Loan Document other than those otherwise described in this Section 8, and such failure continues for a period of thirty (30) days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party or (B) the date on which written notice thereof is given to Parent by Lender.
(c)Judgments. One or more judgments, orders, or awards for the payment of money in excess of the Threshold Amount in any one case or in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied or disputed coverage) is entered or filed against a Loan Party, or with respect to any of its assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award.
(d)Voluntary Bankruptcy, Involuntary Bankruptcy, Etc. (i) An Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries or (ii) an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries or all or any part of its properties and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiaries, or (e) an order for relief shall have been issued or entered therein.
(e)Default Under Other Agreements. If there is (i) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount in excess of the Threshold Amount, and such default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, (ii) a default by a Loan Party or a Subsidiary in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount in excess of the Threshold Amount, or (iii) a default under any Qualified Debt Document, and such default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;
(f)Representations, Etc. Any warranty, representation, certificate, statement, or record made in any Loan Document or delivered in writing to Lender in connection with any Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect) as of the date of issuance or making or deemed making thereof.
(g)Guaranty. If the obligation of any Loan Party under a Guaranty, or other Person under any guaranty of any Obligations, is limited or terminated by operation of law or by such Loan Party or other Person (other than in accordance with the terms of any Loan Document) or any Loan Party or such other Person repudiates or revokes or purports to repudiate or revoke such Guaranty or any such guaranty.
(h)Loan Documents. (i) The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Lender) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability of any Loan Document, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document or (ii) any Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (A) as a result of a disposition of the applicable Collateral in a transaction permitted under any Loan Document, or (B) as the result of an action or failure to act on the part of Lender.
(i)Change of Control. A Change of Control shall occur, whether directly or indirectly.
(j)Qualified Debt Intercreditor Agreement. At any time after it is entered into, any Qualified Debt Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (except in accordance with its terms), any Loan Party shall deny or disaffirm its obligations thereunder or any Loan Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the terms thereof.

8.2Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default, Lender shall have any and all rights and remedies provided in any Loan Document, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by a Loan Party, except as such notice or consent is expressly provided for under any applicable Loan Document or required by applicable law. All rights, remedies and powers granted to Lender under any Loan Document, the UCC or other applicable law are cumulative, are not exclusive and are enforceable, in Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by a Loan Party of any Loan Document. Lender may, at any time, an Event of Default exists, proceed directly against one or more Loan Party to collect the Obligations without prior recourse to the Collateral.
(b)Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender may (i) accelerate the payment of all or any portion of the Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(d), all Obligations shall automatically become immediately due and payable), (ii) by written notice to a Loan Party, require Loan Parties to provide cash collateral in an amount equal to 103% of the Letter of Credit Usage, (iii) terminate the Commitment (provided, that, upon the occurrence of any Event of Default described in Sections 8.1(d), the Commitment and any other obligation of Lender under any Loan Document shall automatically terminate), (iv) cease making Revolving Loans or providing Letters of Credit or reduce the lending formulas or amounts of Revolving Loans or (v) establish such Reserves as Lender determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.
9.NOTICES, AMENDMENTS, WAIVERS, INDEMNIFICATION, ETC.
9.1Demand; Protest; Counterclaims, Etc. Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which any Loan Party may in any way be liable. No notice to or demand on a Loan Party which Lender may elect to give shall entitle a Loan Party to any other or further notice or demand in the same, similar or other circumstances.
9.2Indemnification. Each Loan Party shall pay, indemnify, defend, and hold Lender and its Affiliates, officers, directors, employees, attorneys, and agents (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys (limited to (i) one primary counsel to Lender and (ii) to the extent necessary to perfect Liens in or realize upon Collateral in multiple jurisdictions or to enforce rights and remedies in multiple jurisdictions, one local counsel in each relevant jurisdiction), experts, or consultants and all other reasonable and documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of any Loan Document, or the transactions contemplated thereby, (b) with respect to any actual or prospective investigation, litigation, or proceeding related to any Loan Document, the making of any Revolving Loans or issuance of any Letter of Credit or the use of the proceeds of any Revolving Loan or Letter of Credit (whether or not any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of hazardous materials giving rise to liability under applicable environmental laws at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or otherwise related to noncompliance with applicable environmental laws by any Loan Party (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by each Loan Party with respect thereto. THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON (OTHER THAN ARISING OUT OF THE GROSS NEGLIGENCE OF SUCH INDEMNIFIED PERSON, WHICH HAS BEEN FINALLY DETERMINED AS SUCH BY A COURT OF COMPETENT JURISDICTION).
9.3Notices. Unless otherwise provided in this Agreement, all notices or demands relating to any Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to any Loan Party or Lender, as the case may be, they shall be sent to the address set forth next to its signature hereto. Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that, (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
9.4Assignments; Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that, none of the parties hereto may assign this Agreement or any rights or duties hereunder without the prior written consent of the other parties hereto and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Loan Party from its Obligations. Notwithstanding the foregoing, Lender may grant participations in the Obligations and no consent or approval by any Loan Party is required in connection with any such participation.
9.5Amendments; Waivers. No amendment or modification of any Loan Document shall be effective unless it has been agreed to by Lender in a writing that specifically states that it is intended to amend or modify such Loan Document. No failure by Lender to exercise any right, remedy, or option under any Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by any Loan Party of any provision of any Loan Document. Lender’s rights under the Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have. Anything in this Section 9.5 to the contrary notwithstanding, (i) any amendment contemplated by Section 2.12(f) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.12(f), and (ii) any amendment contemplated by Section 2.7 in connection with a Benchmark Transition Event shall be effective as contemplated by such Section 2.7.
10.JURY TRIAL WAIVER; OTHER WAIVERS CONSENTS; GOVERNING LAW.
10.1GOVERNING LAW. THE VALIDITY OF THE LOAN DOCUMENTS (UNLESS EXPRESSLY OTHERWISE PROVIDED THEREIN), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT THEREOF, THE RIGHTS OF THE PARTIES THERETO WITH RESPECT TO ALL MATTERS ARISING THEREUNDER OR RELATED THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING THEREUNDER OR RELATED THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
10.2FORUM NON CONVENIENS. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THE LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH LOAN PARTY AND LENDER WAIVE,

TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.
10.3WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND LENDER REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.4SUBMISSION TO JURISDICTION. EACH LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN ANY LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO ANY LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
10.5WAIVER OF CLAIMS. NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST LENDER OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY ANY LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

11.GENERAL PROVISIONS
11.1Effectiveness; Section Headings; Severability. This Agreement shall be binding and deemed effective when executed by each Loan Party and Lender whose signature is provided for on the signature pages hereof. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
11.2Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Lender reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.
11.3Patriot Act. Lender hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Person or corporation who opens an account or enters into a business relationship with it, which information includes the name and address of such Loan Party and other information that will allow Lender to identify such Person in accordance with the Patriot Act and any other applicable law. Each Loan Party is hereby advised that any Revolving Loans or Letters of Credit are subject to satisfactory results of such verification. Lender shall have the right to periodically conduct due diligence on each Loan Party, its senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of reasonable due diligence.
11.4Integration. The Loan Documents reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Closing Date. The foregoing to the contrary notwithstanding, all agreements for Bank Products, if any, are independent agreements governed by the written provisions of the agreements for them, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such agreement.
11.5Confidentiality. (a)    Lender agrees that material, non-public information regarding Parent and its Subsidiaries and their Affiliates, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (“Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Parent with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Parent pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Parent, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Parent with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Parent pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or the Lender Representatives), (viii) in connection with any participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such participant or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, any Lender or any of their respective Affiliates and counsel) under this clause (ix) with respect to litigation involving any Person (other than any Loan Party, any Lender or any of their respective Affiliates and counsel), the disclosing party agrees to provide Parent with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document. Notwithstanding anything to the contrary in this Section, Lender may disclose information concerning the terms and conditions of the Loan Documents in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Loan Party and the Commitment provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Lender. For the avoidance of doubt, nothing in this Section shall prohibit any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority.
11.6Agent for Borrowers. Each Loan Party hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Loan Parties which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that another Loan Party has been appointed as the borrowing agent. Each Loan Party hereby irrevocably appoints and authorizes Parent (a) to provide Lender with all notices with respect to Revolving Loans, Letters of Credit and all other notices and instructions under the Loan Documents (and any notice or instruction provided by Parent shall be deemed to be given by Loan Parties hereunder and shall bind each Loan Party), (b) to receive all notices, instructions and other information from Lender (and any notice, instructions or other information provided by Lender to Parent shall be deemed to have been given to each Loan Party), and (c) to take such action as Parent deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Loan Party agrees that the handling of the Credit Facility, with Loan Parties and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Loan Parties in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Credit Facility, with Loan Parties and Collateral in a combined fashion, since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group.
11.7Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special

Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
11.8Acknowledgement and Restatement; Release and Termination.
(a)Existing Obligations. The Loan Parties hereby acknowledge, confirm and agree that, as of the date hereof, the Loan Parties are indebted to Lender in respect of Loans (as defined in the Existing Credit Agreement) under the Existing Credit Agreement in the aggregate principal amount of $50,000,000, and in respect of Letters of Credit (as defined in the Existing Credit Agreement) under the Existing Credit Agreement in the aggregate principal amount of $0, in each case together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Lender, without offset, defense or counterclaim of any kind, nature or description whatsoever.
(b)Acknowledgment of Security Interests. The Loan Parties hereby acknowledge, confirm and agree that Lender shall continue to have a security interest in and lien upon the assets of the Loan Parties, as applicable, constituting Collateral heretofore granted to Wells Fargo (in its capacity as agent under the Existing Credit Agreement) pursuant to the Existing Loan Documents to secure the Obligations, as well as any Collateral granted under any of the other Loan Documents or otherwise granted to or held by Lender. The Liens of Lender in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens to Wells Fargo (in its capacity as agent under the Existing Credit Agreement), whether under the Existing Loan Documents, this Agreement or any of the other Loan Documents.
(c)Existing Loan Documents. The Loan Parties hereby acknowledge, confirm and agree that: (i) the Existing Loan Documents have been duly executed and delivered by the applicable Loan Parties and are in full force and effect as of the date hereof, (ii) the agreements and obligations of the applicable Loan Parties contained in the Existing Loan Documents constitute the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, and the Loan Parties have no valid defense to the enforcement of such obligations and (iii) Lender is entitled to all of the rights and remedies provided for in favor of Wells Fargo (in its capacity as agent under the Existing Credit Agreement) and the lenders party thereto in the Existing Loan Documents, as amended and restated by this Agreement and the other applicable Loan Documents.
(d)Restatement. Except as otherwise stated in Section 11.8(b) and this Section 11.8(d), as of the date hereof, the terms, conditions, agreements, covenants,

representations and warranties set forth in the Existing Loan Documents are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Loan Parties for the “Obligations” (as defined in the Existing Credit Agreement), Indebtedness and other liabilities (collectively, the “Existing Obligations”) heretofore incurred, granted, pledged, hypothecated and/or assigned to Wells Fargo (in its capacity as agent under the Existing Credit Agreement) or the lenders party thereto under the Existing Credit Agreement and the other Existing Loan Documents. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Existing Obligations evidenced by or arising under the Existing Loan Documents, and the Liens in the Collateral (as such term is defined herein) of Wells Fargo (in its capacity as agent under the Existing Credit Agreement) securing such Existing Obligations, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Lender. All Existing Obligations and all other loans, advances and other financial accommodations under the Existing Credit Agreement that are outstanding and unpaid as of the date hereof pursuant to the Existing Credit Agreement or otherwise (including, without limitation, all Existing Obligations now or hereafter arising in connection with any existing Letters of Credit) shall be deemed Obligations of Loan Parties under this Agreement which are secured by Liens in the Collateral pursuant to the terms of this Agreement and the other Loan Documents.

[Signature pages to follow.]

The parties have caused this Agreement to be executed as of the date on page 1.

WELLS FARGO BANK, NATIONAL ASSOCIATION By /s/ Sangh Kim Name: Sangh Kim Title: Authorized Signatory Address: Wells Fargo Bank, National Association 150 E 42nd Street New York, New York 10017
HAMILTON BEACH BRANDS, INC.

By /s/ Sally M. Cunningham
Name: Sally M. Cunningham
Title: Senior Vice President, Chief Financial Officer and Treasurer
Address:
Hamilton Beach Brands, Inc.
4421 Waterfront Drive
Glen Allen, VA 23060

[Signature Page to Second A&R Credit Agreement]

SCHEDULE 2.5
TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Fees and Expenses
1.Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee equal to 0.20% per annum multiplied by the amount by which the Maximum Credit as then in effect exceeds the daily average of the principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding month (or part thereof) until payment in full of the Obligations. Such fees shall be payable on the first day of each calendar month in arrears and on the Termination Date.
2.Servicing Fee. Borrowers shall pay to Lender a monthly servicing fee in the amount of $1,250 in respect of Lender’s services for each month (or part thereof) which servicing fee shall be payable monthly in advance beginning on the Closing Date and on the first day of each month thereafter until payment in full of the Obligations.
3.Closing Fee. Borrowers shall pay to Lender a closing fee in an amount equal to $300,000. The entire closing fee shall be deemed fully earned by Lender and shall be due and payable in full on the Closing Date.
4.Letter of Credit Fees. Borrowers shall pay to Lender a Letter of Credit fee (the “Letter of Credit Fee”) at a per annum rate equal to the Applicable Margin for SOFR Loans times the daily balance of the undrawn amount of all outstanding Letters of Credit, payable monthly in arrears on the first Business Day of each month and on the Termination Date and continuing until all undrawn Letters of Credit have expired or have been returned for cancellation in a manner satisfactory to Lender. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) will be determined in accordance with Lender’s standard fees and charges then in effect.
5.Lender Expenses. Borrowers shall pay to Lender the Lender Expenses on the earlier of (a) the first day of the month following the date on which the applicable Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender (it being acknowledged and agreed that any charging of such costs, expenses or Lender Expenses to the Loan Account shall be deemed to constitute a demand for payment thereof for the purposes hereof). Borrowers agree that their obligations contained in this Section shall survive payment in full of all other Obligations.
Schedule 2.5-1

SCHEDULE 3.1
TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Conditions Precedent to Initial Revolving Loans and Letter of Credit
The obligation of Lender to make its initial Revolving Loans (or issue any Letter of Credit) on the Closing Date is subject to the satisfaction (or waiver) of the conditions precedent to all Revolving Loans and Letters of Credit provided for in Section 3.2 and each of the following conditions precedent:
1.Closing Excess Availability. The amount equal to (a) the Excess Availability as of the Closing Date minus (b) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of each Borrower which are outstanding more than 60 days past due as of the end of the immediately preceding month (other than trade payables or other obligations being contested or disputed by a Borrower in good faith) and without duplication, all book overdrafts of Borrowers, shall be not less than $25,000,000 after giving effect to the initial Revolving Loans and Letters of Credit made in connection with the initial transactions hereunder and after payment of all fees and expenses payable on the Closing Date (or any Reserves in respect thereof).
2.Know Your Customer; Patriot Act. Lender shall have received at least 10 Business Days prior to the Closing Date (a) all documentation and information as is requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, (b) customary individual background searches for each Loan Party’s senior management and key principals, and (c) for each Loan Party that qualifies as a “legal entity customer” under 31 C.F.R. §1010.230, a certification in form and substance reasonably satisfactory to Lender regarding beneficial ownership as required by such regulation and in the case of (a), (b) and (c),which certification shall be complete and accurate in all respects, and the results of which are reasonably satisfactory to Lender.
3.Payment of Fees and Expenses. Lender shall have received payment of all fees due and payable by Borrowers on the Closing Date and reimbursement for all Lender Expenses incurred in connection with the transactions evidenced by any Loan Document to the extent invoiced at least one (1) Business Day prior to the Closing Date.
4.Legal Due Diligence. Lender and its counsel shall have completed all legal due diligence, the results of which shall be reasonably satisfactory to Lender.
5.Borrowing Base Certificate and Request. Lender shall have received a Borrowing Request and a Borrowing Base Certificate which calculates the Borrowing Base as of the end of the month immediately preceding the Closing Date completed in a manner reasonably satisfactory to Lender and duly authorized and delivered by Parent to Lender (in accordance with the provisions of Schedule 5.1).
6.Good Standing Certificates. Lender shall have received a certificate of status with respect to each Loan Party, dated as of a recent date, issued by the appropriate officer of the jurisdiction of organization of such Loan Party.
7.Certificate of Directors’ Resolutions, Incumbency, Etc. Lender shall have received a certificate of an Authorized Person of a Borrower, in form and substance reasonably satisfactory to it, certifying (a) that attached copies of the Governing Documents of each Loan Party are true and complete, and in full force and effect, without amendment except as shown;
Schedule 3.1-1

(b) that an attached copy of resolutions authorizing execution, delivery and performance of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this Credit Facility; and (c) to the title, name and signature of each Person authorized to sign the Loan Documents.
8.Lien Searches. Lender shall have received the results of a recent Lien search in each jurisdiction where each Loan Party is organized and to the extent requested by Lender, where the assets of such Loan Party are located, and such search shall reveal no Liens on any of the assets of a Loan Party except for Permitted Liens or Liens to be discharged on or prior to the Closing Date pursuant to a payoff letter or such other documentation reasonably satisfactory to Lender.
9.Existing Lender Pay-Off Notices. Lender shall have received pay-off notices, in form and substance reasonably satisfactory to Lender, from all existing Lenders (as defined in the Existing Credit Agreement) other than Wells Fargo.
10.Perfected Security Interest. Lender shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Lender, desirable to perfect the security interests to be created by the Loan Documents.
11.Loan Documents. Lender shall have received the following documents, in form and substance reasonably satisfactory to Lender, duly executed and delivered, and each such document shall be in full force and effect and each Loan Party shall be in compliance with the terms thereof:
(a)this Agreement,
(b)the Security Agreement,
(c)intellectual property security agreements, and
(d)a customary opinion of counsel to Borrowers with respect to the Loan Documents.
Schedule 3.1-2

SCHEDULE 5.1
TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Financial and Collateral Reporting
Each Loan Party will deliver, or cause to be delivered, to Lender each of the following, in form satisfactory to Lender:
Financial Reports

as soon as available, but in any event within thirty (30) days after end of each of Parent’s fiscal months
(a)    an unaudited consolidated balance sheet, income statement, statement of stockholders’ equity, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, in each case on a monthly and year-to-date basis together with a comparison against the corresponding figures for the corresponding period of the prior fiscal year; and
(b)    a Compliance Certificate.

as soon as available, but in any event within one-hundred twenty (120) days after end of HBBHC’s fiscal years
(c)    Consolidated financial statements of HBBHC’s and its Subsidiaries’ for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications and an unaudited consolidated financial statement of HBBHC’s and its Subsidiaries’ operations during such period (including any (A) “going concern” or like qualification or exception, or (B) qualification or exception as to the scope of such audit, but subject to Section 1.2), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of stockholders’ equity and statement of cash flow and, if prepared, such accountants’ letter to management) and a comparison against the corresponding figures for the prior fiscal year; and
(d)    a Compliance Certificate.

Schedule 5.1-1

as soon as available, but in any event on or before the earlier of (x) ninety (90) days after the start of each of Parent’s fiscal year and (y) the date which is two weeks following the board meeting of Parent’s directors approving the annual budget of the Consolidated Group for each such fiscal year
(e)    copies of Parent’s and its Subsidiaries’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, and containing, among other things, pro forma financial statements, projected loan usage and Excess Availability under this Agreement and projected compliance with the financial covenants contained in Article VII by calculation thereof as of the end of such fiscal year, prepared on a monthly basis.

if and when filed by HBBHC or any Loan Party
(f)    Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;
(g)    any other filings made by HBBHC or any Loan Party or their respective Subsidiaries with the SEC; and
(h)    any other formal financial reporting information that is provided by HBBHC or any Loan Party or any of their respective Subsidiaries to their shareholders generally.

promptly following receipt thereof by any Loan Party	(i) any material notices or demands in connection with any Qualified Debt.

Schedule 5.1-2

Collateral Reports

Monthly (no later than the twentieth (20th) day of each month), or if either (x) an Event of Default exists or (y) an Increased Reporting Period exists, weekly (no later than Wednesday of the immediately succeeding week), or at such other times as Lender shall request in its Permitted Discretion
(a)    an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records;
(b)    notice of all material claims, offsets, or disputes asserted by Account Debtors with respect to the Accounts of any Borrower;
(c)    Inventory system/perpetual reports specifying the cost of the Inventory of each Borrower, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Parent has implemented electronic reporting);
(d)    a Borrowing Base Certificate;
(e)    a detailed aging, by total, of the Accounts of each Borrower, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Parent has implemented electronic reporting);
(f)    a detailed calculation of those Accounts of the Borrowers that are not eligible for the Borrowing Base;
(g)    a detailed Inventory system/perpetual report together with a reconciliation to the general ledger accounts of the Borrowers (delivered electronically in an acceptable format, if Parent has implemented electronic reporting);
(h)    a detailed calculation of Inventory categories that are not eligible for the Borrowing Base;
(i)    a detailed report of aging, by vendor, of each Borrower’s accounts payable and any book overdraft, including accruals with respect thereto (delivered electronically in an acceptable format, if Parent has implemented electronic reporting) and an aging, by vendor, of any held checks; and
(j)    a monthly Account roll-forward, in a format acceptable to Lender, tied to the beginning and ending account receivable balances of the general ledger of the Borrowers.

Schedule 5.1-3

Monthly (no later than the thirtieth (30th) day of each month)
(k)    a reconciliation of Accounts, trade accounts payable, and Inventory of general ledger accounts of the Borrowers to their monthly financial statements including any book reserves related to each category.

Annually	(l) a detailed list of each Borrower’s material customers, with address and contact information.
Promptly upon request by Lender
(m)    copies of purchase orders and invoices for Inventory acquired by any Borrower;
(n)    such other reports as to the Collateral or the financial condition of any Loan Party, as Lender may reasonably request; and
(o)    copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Lender, from time to time.

Schedule 5.1-4